                                                                       EXHIBIT 1

                          AGREEMENT AND PLAN OF MERGER

                                     AMONG

                                 SAFEWAY INC.,

                          WINDY CITY ACQUISITION CORP.

                                      AND

                         DOMINICK'S SUPERMARKETS, INC.

                          DATED AS OF OCTOBER 13, 1998
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                          AGREEMENT AND PLAN OF MERGER

     AGREEMENT AND PLAN OF MERGER, dated as of October 13, 1998 (the "Agreement"), among Safeway Inc., a Delaware corporation ("Parent"), Windy City Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Parent ("Merger Sub"), and Dominick's Supermarkets, Inc., a Delaware corporation (the "Company").

                                    RECITALS

     WHEREAS, the Boards of Directors of Parent, Merger Sub and the Company have each approved the merger of Merger Sub with and into the Company and the Company becoming a wholly-owned direct subsidiary of Parent (the "Merger") in accordance with the Delaware General Corporation Law (the "DGCL") upon the terms and subject to the conditions set forth herein;

     WHEREAS, in order to facilitate the Merger, the Boards of Directors of Parent, Merger Sub and the Company have each approved the offer by Merger Sub to purchase for cash all of the issued and outstanding shares of Common Stock, par value $.01 per share (the "Voting Common Stock"), and Non-Voting Common Stock, par value $.01 per share (the "Non-Voting Common Stock" and, together with the Voting Common Stock, the "Common Stock"), of the Company at a price per share equal to the Price per Share (as defined below) subject to the terms and conditions set forth herein and in Annex A hereto; and

     WHEREAS, concurrently with the execution and delivery of this Agreement and as a condition and inducement to Parent's willingness to enter into this Agreement, Parent and certain holders of Common Stock (the "Stockholders") have entered into a stockholders agreement, dated as of the date hereof and in the form attached as Exhibit A hereto (the "Stockholders Agreement");

     NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Parent, Merger Sub and the Company hereby agree as follows:

                                   ARTICLE I.

                                  DEFINITIONS

     For purposes of this Agreement, the term:

     "Action" shall mean any action, order, writ, injunction, judgment or decree outstanding or claim, suit, litigation, proceeding, arbitration or investigation by or before any court, governmental or other regulatory or administrative agency or commission or any other Person.

     "Affiliate" shall mean, with respect to any Person, any other Person that directly, or through one or more intermediaries, controls or is controlled by or is under common control with such Person.

     "Agreement" shall have the meaning set forth in the Preamble.

     "Alternative Transaction" shall mean any of the following events: (i) any merger, consolidation or business combination between the Company or any of its Significant Subsidiaries and any person other than Parent, Merger Sub or any affiliate thereof (a "Third Party"); (ii) the acquisition or purchase by a Third Party of 25% or more of the capital stock (including securities exercisable or exchangeable for or convertible into capital stock) of the Company or any material equity interest in any of its Significant Subsidiaries or consolidated assets of the Company and its Subsidiaries, taken as a whole; (iii) any tender offer or exchange offer that, if consummated, would result in any Third Party owning 25% or more of the Common Stock; or (iv) any proposal or offer with respect to the foregoing.

     "Assets" shall mean, with respect to any Person, all land, buildings, improvements, leasehold improvements, Fixtures and Equipment and other assets, real or personal, tangible or intangible, owned, leased or licensed by such Person or any of its Subsidiaries.

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     "Average Parent Price" shall mean the average of the closing prices of the
Parent Common Stock on the NYSE as reported on the NYSE Composite Transaction Tape for the 15 trading days randomly selected by lot out of the 35 trading days ending on the second trading day preceding the Effective Time.

     "Benefit Arrangement" shall mean, with respect to any Person, any employment, consulting, severance, change in control or other similar contract, arrangement or policy and each plan, arrangement (written or oral), program, agreement or commitment providing for insurance coverage (including without limitation any self-insured arrangements), workers' compensation, disability benefits, life, health, disability or accident benefits (including without limitation any "voluntary employees' beneficiary association" as defined in
Section 501(c)(9) of the Code providing for the same or other benefits) or for deferred compensation, profit-sharing bonuses, stock options, stock appreciation rights, stock purchases or other forms of incentive compensation other than Welfare Plan, Pension Plan or Multiemployer Plan, in each case with respect to which such Person or any ERISA Affiliate has or may have any liability (accrued, contingent or otherwise).

     "Business Day" shall have the meaning specified in Rule 14d-1(e)(6) of the Exchange Act for purposes of Article II of this Agreement and for all other purposes shall mean each day other than Saturdays, Sundays and days when commercial banks are authorized to be closed for business in New York, New York.

     "Bylaws" shall have the meaning set forth in Section 2.4(c).

     "Cause" shall mean, with respect to any employee of the Company or the Surviving Corporation, any acts or omissions on the part of such employee involving: (i) material dishonesty or misappropriation adversely affecting the Company or the Surviving Corporation, as the case may be, or its property or funds; (ii) serious misconduct, including but not limited to reckless or willful destruction of Company property, non-performance of employee's responsibilities as an employee, violation of a material condition of employment, aiding a competitor of the Company or the Surviving Corporation, as the case may be, unauthorized disclosure or use of confidential information on trade secrets or sexual, racial or other actionable harassment; (iii) conviction of, or a plea of nolo contendere to, any felony; or (iv) illegal, unethical, dishonest, fraudulent or other similar conduct tending to place such employee or the Company or the Surviving Corporation, as the case may be, by reason of association with such employee, in disrepute or to subject the Company or the Surviving Corporation, as the case may be, to material financial loss or loss of business, in each case as determined by the Company Board or the Board of Directors of the Surviving Corporation, as the case may be.

     "Certificate of Incorporation" shall have the meaning set forth in Section 2.4(c).

     "Certificate of Merger" shall have the meaning set forth in Section 3.3.

     "Certificate of Ownership" shall have the meaning set forth in Section 3.3.

     "Certificates" shall have the meaning set forth in Section 3.9(b).

     "Closing" shall have the meaning set forth in Section 3.2.

     "Closing Date" shall have the meaning set forth in Section 3.2.

     "Code" shall mean the Internal Revenue Code of 1986, as amended.

     "Common Stock" shall have the meaning set forth in the Recitals.

     "Company" shall have the meaning set forth in the Preamble.

     "Company Board" shall have the meaning set forth in Section 2.4(a).

     "Company Disclosure Schedule" shall have the meaning set forth in Section 4.3.

     "Company Financial Adviser" shall have the meaning set forth in Section
4.20.

     "Company Stock Rights" shall mean all stock options, restricted stock awards, performance awards, dividend equivalents, deferred stock, stock payments, stock appreciation rights and shares of capital stock granted, awarded, earned or purchased pursuant to any Stock Plan.

     "Company Stockholder Meeting" shall have the meaning set forth in Section 7.1.
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

     "Confidentiality Agreement" shall have the meaning set forth in Section 7.2(b).

     "Continuing Directors" shall have the meaning set forth in Section 2.4(c).

     "Contract" shall mean any note, bond, mortgage, indenture, guarantee, other evidence of indebtedness, lease, license, contract, agreement on other instrument or obligation (written or oral) to which the Company or any of its Subsidiaries is a party or by which any of them or any of their properties or assets may be bound which (i) does not terminate or is otherwise not cancelable within one (1) year without penalty, cost or liability or (ii) involves the payment or receipt of money in excess of $500,000.

     "Conversion Ratio" shall mean the quotient obtained by dividing the Price Per Share by the Average Parent Price.

     "Current Premium" shall have the meaning set forth in Section 7.6(d).

     "DGCL" shall have the meaning set forth in the Recitals.

     "DOJ" shall have the meaning set forth in Section 7.8.

     "Effective Time" shall have the meaning set forth in Section 3.3.

     "Employee Benefits" shall have the meaning set forth in Section 7.5.

     "Employee Plans" shall mean all Benefit Arrangements, Multiemployer Plans, Pension Plans and Welfare Plans.

     "Encumbrances" shall mean any claim, lien, pledge, option, charge, easement, security interest, deed of trust, mortgage, right-of-way, covenant, condition, restriction, encumbrance or other rights of third parties.

     "Environmental Laws" shall mean any federal, state or local law, statute, ordinance, order, decree, rule or regulation relating to releases, discharges, emissions or disposals to air, water, land or groundwater of Hazardous Materials; to the use handling or disposal of polychlorinated biphenyls, asbestos or urea formaldehyde or any other Hazardous Material; to the treatment, storage, disposal or management of Hazardous Materials; to exposure to toxic, hazardous or other controlled, prohibited or regulated substances; and to the transportation, release or any other use of Hazardous Materials, including the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. 9601, et seq. ("CERCLA"), the Resource Conservation and Recovery Act, 42 U.S.C. 6901, et seq. ("RCRA"), the Toxic Substances Control Act, 15 U.S.C. 2601, et seq. ("TSCA"), the Occupational, Safety and Health Act, 29 U.S.C. 651, et seq., the Clean Air Act, 42 U.S.C. 7401, et seq., the Federal Water Pollution Control Act, 33 U.S.C. 1251, et seq., the Safe Drinking Water Act, 42 U.S.C. 300f, et seq., the Hazardous Materials Transportation act, 49 U.S.C. 1802 et seq. ("HMTA") and the Emergency Planning and Community Right to Know Act, 42 U.S.C. 11001 et seq. ("EPCRA"), and other comparable state and local laws and all rules, regulations and guidance documents promulgated pursuant thereto or published thereunder.

     "Environmental Report" shall mean any written report, study, assessment, audit or other similar document that addresses any issues of actual or potential noncompliance with, or actual or potential liability under or cost arising out of, any Environmental Law that may in any way affect the Company or any of its Subsidiaries.

     "ERISA" shall have the meaning set forth in Section 4.12(c).

     "ERISA Affiliate" shall mean, with respect to any Person, any entity which is (or at any relevant time was) a member of a "controlled group of corporations" with, under "common control" with, or a member of as "affiliated service group" with, such Person as defined in Section 414(b), (c) or (m) of the Code.

     "Exchange Act" shall mean the Securities and Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

     "Expenses" shall have the meaning set forth in Section 9.3(a).

     "Facility" shall have the meaning set forth in Section 4.13(a).

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     "Fixtures And Equipment" shall mean, with respect to any Person, all of the furniture, fixtures, furnishings, machinery and equipment owned, leased or licensed by such Person and located in, at or upon the facilities of such Person.

     "GAAP" shall mean generally accepted accounting principles in the United States of America, as in effect from time to time, consistently applied.

     "Hazardous Materials" shall mean each and every element, compound, chemical mixture, contaminant, pollutant, material, waste or other substance which is defined, determined or identified as hazardous or toxic under Environmental Laws or the release of which is regulated under Environmental Laws. Without limiting the generality of the foregoing, the term includes: "hazardous substances" as defined in CERCLA; "extremely hazardous substances" as defined in EPCRA; "hazardous waste" as defined in RCRA; "hazardous materials" as defined in HMTA; "chemical substance or mixture" as defined in TSCA; crude oil, petroleum products or any fraction thereof; radioactive materials including source, byproduct or special nuclear materials; asbestos or asbestos-containing materials; chlorinated fluorocarbons ("CFCs"); and radon.

     "HSR Act" shall have the meaning set forth in Section 4.6(b).

     "Indemnified Parties" shall have the meaning set forth in Section 7.6(a).

     "Leases" shall mean, with respect to any Person, all leases (including subleases, licenses, any occupancy agreement and any other agreement) of real or personal property, in each case to which such Person or any of its Subsidiaries is a party, whether as lessor, lessee, guarantor or otherwise, or by which any of them or their respective properties or assets are bound, or which otherwise relate to the operation of their respective businesses.

     "Management Agreement" shall mean that certain Management Agreement, dated as of November 1, 1996, by and among the Company, Dominick's Finer Foods, Inc. and Yucaipa.

     "Material Adverse Effect" shall mean, with respect to either of the Company or Parent, as the context requires, a material adverse change in, or effect on, the business, operations, assets, results of operations or condition (financial or otherwise) of such Person and its Subsidiaries taken as a whole or any change which materially impairs or materially delays the ability of such Person to consummate the transactions contemplated by this Agreement.

     "Merger" shall have the meaning set forth in the Recitals.

     "Merger Consideration" shall have the meaning set forth in Section 3.7(a).

     "Merger Sub" shall have the meaning set forth in the Preamble.

     "Minimum Condition" shall have the meaning set forth in Section 2.1(a).

     "Minimum Shares" shall have the meaning set forth in Section 2.1(a).

     "Multiemployer Plan" shall mean, with respect to any Person, any "multiemployer plan," as defined in Section 4001(a)(3) of ERISA which such Person or any ERISA Affiliate has or may have any liability (accrued, contingent or otherwise).

     "New Stock Rights" shall have the meaning set forth in Section 3.8(b).

     "NLRB" shall have the meaning set forth in Section 4.15.

     "Non-Voting Common Stock" shall have the meaning set forth in the Recitals.

     "NYSE" shall mean the New York Stock Exchange.

     "Permits" shall have the meaning set forth in Section 4.7.

     "Offer" shall have the meaning set forth in Section 2.1.

     "Offer Consummation Date" shall mean the date Merger Sub accepts for payment and pays for all shares of Common Stock that have been validly tendered and not withdrawn pursuant to the Offer.
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     "Offer Documents" shall have the meaning set forth in Section 2.2(a).

     "Outside Date" shall mean April 15, 1999.

     "Parent" shall have the meaning set forth in the Preamble.

     "Parent Board" shall have the meaning set forth in Section 3.8(b).

     "Parent Common Stock" shall have the meaning set forth in Section 3.8(b).

     "Parent Financial Adviser" shall mean Morgan Stanley & Co. Incorporated.

     "Paying Agent" shall have the meaning set forth in Section 3.9(a).

     "Payment Fund" shall have the meaning set forth in Section 3.9(a).

     "Pension Plan" shall mean, with respect to any Person, any "employee pension benefit plan" as defined in Section 3(2) of ERISA (other than a Multiemployer Plan) which such Person contributed to or was required to contribute to, or under which such Person or any ERISA Affiliate has or may have any liability (accrued, contingent or otherwise).

     "Permitted Action" shall have the meaning set forth in Section 7.1(a).

     "Permitted Encumbrances" shall mean any Encumbrances resulting from (i) all statutory or other liens for Taxes or assessments which are not yet due or delinquent or the validity of which are being contested in good faith by appropriate proceedings for which adequate reserves are being maintained in other accordance with GAAP; (ii) all cashiers', landlords', workers' and repairers' liens, and other similar liens imposed by law, incurred in the ordinary course of business; (iii) all laws and governmental rules, regulations, ordinances and restrictions; (iv) all leases, subleases, licenses, concessions or service contracts to which any Person or any of its Subsidiaries is a party;
(v) Encumbrances identified on title policies or preliminary title reports or other documents or writings delivered or made available for inspection to Parent prior to the date hereof or included in the Public Records; and (vi) all other liens and mortgages, covenants, imperfections in title, charges, easements, restrictions and other Encumbrances which, in the case of any such Encumbrances pursuant to clause (i) through (vi), do not materially detract from or materially interfere with the present use of the asset subject thereto or affected thereby.

     "Person" shall mean any individual, corporation, partnership, limited liability company, joint venture, governmental agency or instrumentality, or any other entity.

     "Preferred Stock" shall have the meaning set forth in Section 4.3.

     "Price Per Share" shall have the meaning set forth in Section 2.1(a).

     "Property" shall have the meaning set forth in Section 4.13(a).

     "Proxy Statement" shall have the meaning set forth in Section 4.19.

     "Schedule 14D-1" shall have the meaning set forth in Section 2.2(a).

     "Schedule 14D-9" shall have the meaning set forth in Section 2.2(b).

     "SEC" shall have the meaning set forth in Section 2.2(a).

     "SEC Reports" shall have the meaning set forth in Section 4.8(a).

     "Securities Act" shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

     "Significant Subsidiary" means any Subsidiary that would be a "significant subsidiary" as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such regulation is in effect on the date hereof.

     "Spread Per Share" shall have the meaning set forth in Section 3.8(a).

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

     "Stock Plans" shall mean the 1995 Plan, 1996 Plan, Directors Deferred Compensation and Restricted Stock Plan and Stock Purchase Plan and any other stock option, performance unit or similar plan of the Company and its Subsidiaries.

     "Stock Purchase Plan" shall have the meaning set forth in Section 3.8(d).

     "Stockholders" shall have the meaning set forth in the Recitals.

     "Stockholders Agreement" shall have the meaning set forth in the Recitals.

     "Subsidiary" shall mean, with respect to any Person, any corporation or other organization, whether incorporated or unincorporated, of which such Person directly or indirectly owns or controls at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions.

     "Superior Transaction" shall mean any bona fide Alternative Transaction involving at least 60% of the outstanding shares of Common Stock on terms that the Company Board determines in its good faith judgment (after consultation with the Company Financial Adviser or another financial adviser of nationally recognized reputation, taking into account all the terms and conditions of the Alternative Transaction, including any break-up fees, expense reimbursement provisions, conditions to consummation and all other legal, financial, regulatory and other aspects of the proposal and, to the extent relevant to any of the foregoing, the identity of the Person proposing the Superior Transaction) are more favorable to the Company's stockholders from a financial point of view than this Agreement and the Merger taken as a whole.

     "Surviving Corporation" shall have the meaning set forth in Section 3.1.

     "Tax" or "Taxes" shall mean all federal, state, local, foreign and other taxes, levies, imposts, assessments, impositions or other similar government charges, including, without limitation, income, estimated income, business, occupation, franchise, real property, payroll, personal property, sales, transfer, stamp, use, employment, commercial rent or withholding, occupancy, premium, gross receipts, profits, windfall profits, deemed profits, license, lease, severance, capital, production, corporation, ad valorem, excise, duty or other taxes, including interest, penalties and additions (to the extent applicable) thereto whether disputed or not.

     "Tax Return" shall mean any report, return, document, declaration or other information or filing required to be supplied to any taxing authority or jurisdiction (foreign or domestic) with respect to Taxes, including, without limitation, information returns, any documents with respect to or accompanying payments of estimated Taxes, or with respect to or accompanying requests for the extension of time in which to file any such report, return, document, declaration or other information.

     "Termination Fee" shall have the meaning set forth in Section 9.3(a).

     "Transfer Taxes" shall have the meaning set forth in Section 7.12.

     "Voting Common Stock" shall have the meaning set forth in the Recitals.

     "Welfare Plan" shall mean, with respect to any Person, any "employee welfare benefit plan" as defined in Section 3(1) of ERISA which such Person has or may have any liability (accrued, contingent or otherwise).

     "Yucaipa" shall mean The Yucaipa Companies, a California general partnership.

     "Yucaipa Warrant" shall mean that certain Class A Common Stock Purchase Warrant No. W-1 issued by the Company to Yucaipa on March 22, 1995.

     "1995 Plan" shall mean the Company's Restated 1995 Stock Option Plan.

     "1996 Plan" shall mean the Company's 1996 Equity Participation Plan.

     "1996 Stockholders Agreement" shall have the meaning set forth in Section 4.2.

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

                                  ARTICLE II.

                                THE TENDER OFFER

     SECTION 2.1. The Offer.

     (a) Provided that this Agreement shall not have been terminated in accordance with Article IX, then (i) not later than the first Business Day after execution of this Agreement, Parent and the Company shall issue a public announcement of the execution of this Agreement and (ii) Merger Sub shall, as soon as practicable, but in no event later than five Business Days after the date of such announcement, commence (within the meaning of Rule 14d-2(a) of the Exchange Act) a tender offer (the "Offer") to purchase all of the outstanding shares of Common Stock at a price of $49.00 per share, net to the seller in cash (the "Price Per Share") subject to reduction only for any applicable federal withholding taxes. The Offer shall be made pursuant to an Offer to Purchase and related Letter of Transmittal in form reasonably satisfactory to the Company and containing terms and conditions set forth in this Agreement. The obligation of Merger Sub to accept for payment, purchase and pay for shares of Common Stock tendered pursuant to the Offer shall be subject only to (i) at least that number of shares of Common Stock equivalent to a majority of the total issued and outstanding shares of Common Stock on a fully diluted basis (without giving effect to the shares issuable upon the exercise of the Yucaipa Warrant) on the date such shares are purchased pursuant to the Offer (the "Minimum Shares") being validly tendered and not withdrawn prior to the expiration of the Offer (the "Minimum Condition") and (ii) the satisfaction of the other conditions set forth in Annex A hereto, any of which conditions may be waived by Merger Sub in its sole discretion; provided, however, that Merger Sub shall not waive the Minimum Condition without the prior written consent of the Company. The Company agrees that no shares of Common Stock held by the Company or any of its Subsidiaries will be tendered to Merger Sub pursuant to the Offer.

     (b) Without the prior written consent of the Company, neither Parent nor Merger Sub will (i) decrease the Price Per Share payable in the Offer, (ii) decrease the number of shares of Common Stock sought pursuant to the Offer or change the form of consideration payable in the Offer, (iii) change or amend the conditions to the Offer (including the conditions set forth in Annex A hereto) or impose additional conditions to the Offer, (iv) change the expiration date of the Offer or (v) otherwise amend, add or waive any term or condition of the Offer in any manner adverse to the holders of shares of Common Stock; provided, however, that if on any scheduled expiration date of the Offer, which shall initially be 20 Business Days after the commencement date of the Offer, all conditions to the Offer have not been satisfied or waived, Merger Sub may, and at the request of the Company shall, from time to time, extend the expiration date of the Offer for up to 10 additional Business Days (but in no event shall Merger Sub be required to extend the expiration date of the Offer beyond the Outside Date); and provided further that Merger Sub may, without the consent of the Company, (x) extend the Offer for any period required by any rule, regulation, interpretation or position of the SEC or the Staff thereof applicable to the Offer and (y) extend the Offer if (1) the Offer Conditions shall have been satisfied or waived and (2) the number of shares of Common Stock that have been validly tendered and not withdrawn represent more than 65% but less than 90% of the issued and outstanding shares of each of the Voting Common Stock and the Non-Voting Common Stock; provided, however, that in no event shall the extensions permitted under the foregoing clause (y) exceed, in the aggregate, 10 Business Days. Parent and Merger Sub will, subject to the terms and conditions of this Agreement, use their best efforts to consummate the Offer. Assuming the prior satisfaction or waiver of all the conditions to the Offer set forth in Annex A, and subject to the terms and conditions of this Agreement, Merger Sub shall, and Parent shall cause Merger Sub to, accept for payment, purchase and pay for, in accordance with the terms of the Offer, all shares of Common Stock validly tendered and not withdrawn pursuant to the Offer as soon as permitted under applicable law, recognizing that the parties wish to close as expeditiously as possible following expiration or termination of the waiting period under the HSR Act. Parent shall provide, or cause to be provided, to Merger Sub, on a timely basis, the funds necessary to purchase any shares of Common Stock that Merger Sub becomes obligated to purchase pursuant to the Offer.

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

     SECTION 2.2. SEC Filings.

     (a) As soon as reasonably practicable on the commencement date of the Offer, Parent and Merger Sub shall file with the Securities and Exchange Commission (the "SEC"), with respect to the Offer, a Tender Offer Statement on
Schedule 14D-1 (the "Schedule 14D-1"). The Schedule 14D-1 will comply as to form and content in all material respects with the applicable provisions of the federal securities laws and will contain or incorporate by reference the Offer to Purchase, the related Letter of Transmittal and other ancillary documents and agreements pursuant to which the Offer will be made (the Schedule 14D-1, the Offer to Purchase, the Letter of Transmittal and such other documents being collectively referred to herein as the "Offer Documents"). The Company and its counsel shall be given an opportunity to review and comment upon the Offer Documents and any amendment or supplement thereto prior to the filing thereof with the SEC, and Parent and Merger Sub shall consider such comments in good faith. Parent and Merger Sub agree to provide to the Company and its counsel any comments which Parent, Merger Sub or their counsel may receive from the Staff of the SEC with respect to the Offer Documents promptly after receipt thereof. Parent, Merger Sub and the Company agree to correct promptly any information provided by any of them for use in the Offer Documents which shall have become false or misleading in any material respect, and Parent and Merger Sub further agree to take all steps necessary to cause the Schedule 14D-1 as so corrected to be filed with the SEC and disseminated to the Company's stockholders, in each case as and to the extent required by the applicable provisions of the federal securities laws.

     (b) As soon as reasonably practicable on the commencement date of the Offer, the Company shall file with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 (as amended from time to time, the "Schedule 14D-9") containing the recommendation of the Company Board described in Section 4.22 (subject to the right of the Company Board to withdraw, amend or modify such recommendation in accordance with Section 7.1(a)) which will comply as to form and content in all material respects with the applicable provisions of the federal securities laws. The Company will use its reasonable best efforts to cause the Schedule 14D-9 to be filed on the same date that the Schedule 14D-1 is filed; provided, however, that in any event the Schedule 14D-9 will be filed no later than ten Business Days following the commencement date of the Offer. The Company will cooperate with Parent and Merger Sub in mailing or otherwise disseminating the Schedule 14D-9 with the appropriate Offer Documents to the stockholders of the Company. Parent and its counsel shall be given an opportunity to review and comment upon the Schedule 14D-9 and any amendment or supplement thereto prior to the filing thereof with the SEC, and the Company shall consider any such comments in good faith. The Company agrees to provide to Parent and Merger Sub and their counsel any comments which the Company or its counsel may receive from the Staff of the SEC with respect to the Schedule 14D-9 promptly after receipt thereof. The Company, Parent and Merger Sub agree to correct promptly any information provided by any of them for use in the Schedule 14D-9 which shall have become false or misleading in any material respect, and the Company further agrees to take all steps necessary to cause such Schedule 14D-9 as so corrected to be filed with the SEC and disseminated to the Company's stockholders, in each case as and to the extent required by the applicable provisions of the federal securities laws. Parent, Merger Sub and the Company each hereby agree to provide promptly such information necessary to the preparation of the exhibits and schedules to the Schedule 14D-9 and the Offer Documents which the respective party responsible therefor shall reasonably request.

     SECTION 2.3. Company Action. Promptly upon execution of this Agreement and in connection with the Offer, the Company shall furnish Merger Sub with such information (including a list of the stockholders of the Company, mailing labels and a list of securities positions, each as of a recent date), and shall thereafter render such assistance, as Parent or Merger Sub may reasonably request in communicating the Offer to the Company's stockholders. Subject to the requirements of applicable law and except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Merger, Parent and Merger Sub and each of their respective affiliates and associates shall (a) hold in confidence the information contained in any of such labels and lists, (b) use such information only in connection with the Offer and the Merger and (c) if this Agreement is terminated, promptly deliver to the Company all copies of such information then in their possession.

     SECTION 2.4. Composition of the Company Board.

     (a) Promptly upon the acceptance for payment of, and payment by Merger Sub in accordance with the Offer for, not less than a majority of the outstanding shares of Common Stock on a fully diluted basis (without giving effect to the shares issuable upon the exercise of the Yucaipa Warrant) pursuant to the Offer, Merger Sub shall be entitled to designate such number of members of the Board of Directors of the Company (the "Company Board"), rounded up to the next whole number, equal to that number of directors which equals the product of the total number of directors on the Company Board (giving effect to the directors elected pursuant to this sentence) multiplied by the percentage that such number of shares of Common Stock owned in the aggregate by Merger Sub or Parent, upon such acceptance for payment, bears to the number of shares of Common Stock outstanding; provided, however, that until the Effective Time there shall be at least one Continuing Director. Upon the written request of Merger Sub, the Company shall, on the date of such request, (i) either increase the size of the Company Board or secure the resignations of such number of its incumbent directors as is necessary to enable Parent's designees to be so elected to the Company Board and (ii) cause Parent's designees to be so elected, in each case as may be necessary to comply with the foregoing provisions of this Section 2.4(a).

     (b) The Company's obligation to cause designees of Merger Sub to be elected or appointed to the Company Board shall be subject to Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder. The Company shall promptly take all actions required pursuant to Section 14(f) and Rule 14f-1 in order to fulfill its obligations under this Section 2.4, and shall include in the
Schedule 14D-9 such information with respect to the Company and its officers and directors as is required under Section 14(f) and Rule 14f-1. Parent and Merger Sub will supply to the Company any information with respect to any of them and their nominees, officers, directors and affiliates required by Section 14(f) and Rule 14f-1 and applicable rules and regulations.

     (c) After the time that Merger Sub's designees constitute at least a majority of the Company Board and until the Effective Time, any (i) amendment or termination of this Agreement, (ii) amendment to the Amended and Restated Certificate of Incorporation (the "Certificate of Incorporation") or bylaws (the "Bylaws") of the Company or (iii) extension of time for the performance or waiver of the obligations or other acts of Parent or Merger Sub or waiver of the Company's rights hereunder shall require the approval of a majority of the then serving directors, if any, who are directors as of the date hereof (the "Continuing Directors"), except to the extent that applicable law requires that such action be acted upon by the full Company Board, in which case such action will require the concurrence of a majority of the Company Board, which majority shall include each of the Continuing Directors. If there is more than one Continuing Director and prior to the Effective Time, the number of Continuing Directors is reduced for any reason, the remaining Continuing Director or Directors shall be entitled to designate persons to fill such vacancies who shall be deemed Continuing Directors for purposes of this Agreement. In the event there is only one Continuing Director and he or she resigns or is removed or if all Continuing Directors resign or are removed, he, she or they, as applicable, shall be entitled to designate his, her or their successors, as the case may be, each of whom shall be deemed a Continuing Director for purposes of this Agreement. The Company Board shall not delegate any matter set forth in this Section 2.4 to any committee of the Company Board.

                                  ARTICLE III.

                                   THE MERGER

     SECTION 3.1. The Merger. Upon the terms and subject to the conditions of this Agreement and in accordance with the DGCL, at the Effective Time, Merger Sub shall be merged with and into the Company. As a result of the Merger, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation of the Merger (the "Surviving Corporation").

     SECTION 3.2. Closing and Closing Date. Unless this Agreement shall have been terminated and the transactions herein contemplated shall have been abandoned pursuant to the provisions of Section 9.1, the closing (the "Closing") of the Merger shall take place (a) at 9:00 a.m., New York City time, on the second

Business Day after all of the conditions to the respective obligations of the parties set forth in Article VIII hereof shall have been satisfied or waived or
(b) at such other time and date as Parent and the Company shall agree (such date and time on and at which the Closing occurs being referred to herein as the "Closing Date"). The Closing shall take place at the offices of Latham & Watkins located at 633 West Fifth Street, Sixth Floor, Los Angeles, California 90071.

     SECTION 3.3. Effective Time. The parties hereto shall cause the Merger to be consummated by either (i) filing a certificate of merger (the "Certificate Of Merger") on the Closing Date with the Secretary of State of the State of Delaware, or (ii) in the event Merger Sub shall have acquired 90% or more of the outstanding shares of each class of capital stock of the Company, filing a certificate of ownership and merger (the "Certificate of Ownership") with the Secretary of State of the State of Delaware, in each case in such form as required by and executed in accordance with the relevant provisions of the DGCL (the date and time of the filing of the Certificate of Merger or the Certificate of Ownership, as the case may be, with the Secretary of State of the State of Delaware or at such later time or date after such filing as may be specified in the Certificate of Merger or the Certificate of Ownership, as the case may be, being the "Effective Time").

     SECTION 3.4. Effects of the Merger. The Merger shall have the effects set forth in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, immunities, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation. At Parent's election, any direct or indirect subsidiary of Parent other than Merger Sub may be merged with and into the Company instead of Merger Sub; provided, however, that such election (i) does not cause or result in a delay or postponement of the consummation of the Offer or the Effective Time and (ii) shall not relieve Merger Sub of any of its obligations under this Agreement. In the event of such an election, the parties agree to execute an appropriate amendment to this Agreement in order to reflect such election.

     SECTION 3.5. Certificate of Incorporation; Bylaws.

     (a) At the Effective Time and without any further action on the part of the Company and Merger Sub, the Certificate of Incorporation of the Company as in effect immediately prior to the Effective Time shall be the Certificate of Incorporation of the Surviving Corporation until duly amended as provided therein and under the DGCL, except that the Certificate of Incorporation of the Surviving Corporation shall provide for the authorized capitalization and for the number of directors set forth in the Certificate of Merger filed with the Secretary of State of the State of Delaware.

     (b) At the Effective Time and without any further action on the part of the Company and Merger Sub, the Bylaws of the Company as in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation until duly amended as provided for therein and under the DGCL.

     SECTION 3.6. Directors and Officers. The directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation, and the officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed (as the case may be) and qualified.

     SECTION 3.7. Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of any of the following securities:

          (a) Subject to Section 3.7(d), each share of Common Stock issued and outstanding immediately prior to the Effective Time (other than shares of Common Stock to be canceled in accordance with Section 3.7(b) hereof) shall be converted into and represent the right to receive the Price Per Share in cash (the "Merger Consideration"). The Merger Consideration shall be payable upon the surrender of the certificate formerly representing such share of Common Stock. As of the Effective Time, all such shares of Common Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such shares of Common Stock shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration.

          (b) Each share of Common Stock that is (i) held in the treasury of the Company or (ii) owned by Parent, Merger Sub or any other direct or indirect wholly-owned subsidiary of Parent or the Company, in each case immediately prior to the Effective Time, shall be canceled and retired without any conversion thereof and shall cease to exist and no payment or distribution shall be made with respect thereto.

          (c) Each share of common, preferred or other capital stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one fully paid and nonassessable share of common, preferred or other capital stock of the Surviving Corporation and shall thereafter constitute all of the issued and outstanding capital stock of the Surviving Corporation.

          (d) Notwithstanding any other provision of this Agreement to the contrary, shares of Common Stock outstanding immediately prior to the Effective Time and held by a holder who has (i) not voted in favor of the Merger or consented thereto in writing and (ii) demanded appraisal for such Common Stock in accordance with the DGCL shall not be converted into a right to receive the Merger Consideration, but shall be entitled to receive such amount as shall be determined pursuant to Section 262 of the DGCL, unless such holder fails to perfect or withdraws or otherwise loses its right to appraisal or it is determined that such holder does not have appraisal rights in accordance with the DGCL. If after the Effective Time such holder fails to perfect or withdraws or loses its right to appraisal, or if it is determined that such holder does not have an appraisal right, such shares of Common Stock shall be treated as if they had been converted as of the Effective Time for a right to receive the Merger Consideration without any interest thereon. The Company shall give Parent and Merger Sub prompt notice of any demands received by the Company for appraisal of shares of Common Stock pursuant to Section 262 of the DGCL, any withdrawal of such demands and any other instruments served pursuant to the DGCL and received by the Company, and Parent and Merger Sub shall have the right to direct all negotiations and proceedings with respect to such demands, except as required by applicable law. The Company shall not, except with the prior written consent of Parent and Merger Sub, make any payment with respect to, or settle or offer to settle, any such demands.

          (e) As of the Effective Time, the Yucaipa Warrant shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and the holder thereof shall cease to have any rights with respect thereto, except that in the event that the Yucaipa Warrant shall not have been purchased by Parent or Merger Sub in accordance with the Stockholders Agreement, the holder thereof shall have the right to receive the consideration described in the Stockholders Agreement.

     SECTION 3.8. Treatment of Employee Options and Other Company Stock Rights.

     (a) Prior to the Effective Time, the Company may accelerate to the day after the Effective Time the vesting of the unvested Company Stock Rights (or any portion thereof) identified on Section 3.8(a) of the Company Disclosure Schedule but, other than those Company Stock Rights permitted to be accelerated hereunder, neither the Company, the Company Board nor any committee thereof shall accelerate the vesting or exercisability of any Company Stock Rights prior to the Effective Time. Prior to the Effective Time, the Company will enter into agreements in respect of those outstanding Company Stock Rights heretofore granted pursuant to the 1995 Plan and the 1996 Plan which are identified on
Section 3.8(a) of the Company Disclosure Schedule. Such agreements will provide for the payment, upon surrender of each Company Stock Right on the day after the Effective Time, of an amount of cash per share subject to the vested portion (including any Company Stock Right or portion thereof for which the vesting is accelerated pursuant to this Section 3.8(a)) of each such Company Stock Right equal to the excess, if any, of the Price Per Share over the exercise price of such Company Stock Right (the "Spread Per Share") less an amount equal to all taxes required to be withheld from such payment. Subject to Section 3.8(b), any Company Stock Rights not so surrendered or otherwise exercised prior to the Effective Time shall terminate at the Effective Time in accordance with the terms of the applicable Stock Plan or such agreements with optionees, and the Company and the Company Board, or any committee thereof, shall take, or cause to be taken, any action required or desirable to effectuate such termination. Parent shall cause the Company to pay, on the day after the Effective Time, the aggregate Spread Per Share to the holders of Company Stock Rights surrendered in accordance with this Section 3.8(a).

     (b) Prior to the Effective Time, the Company Board (or, if appropriate, any Committee thereof) and the Board of Directors of Parent (the "Parent Board") shall adopt appropriate resolutions and take all other actions necessary (or instruct the officers of the Company to take all such actions, including, without limitation, causing the Company to enter into appropriate agreements with the holders of all affected Company Stock Rights) to provide that effective at the Effective Time, the vested and unvested portion of all outstanding Company Stock Rights heretofore granted under the 1995 Plan and the 1996 Plan other than those Company Stock Rights identified on Section 3.8(a) of the Company Disclosure Schedule (which will be canceled in exchange for the payment provided for in Section 3.8(a) above) shall be assumed by Parent and converted automatically into options to purchase shares of common stock, par value $.01 per share, of Parent (the "Parent Common Stock") (collectively, "New Stock Rights") in an amount and, if applicable, at an exercise price determined as provided below:

          (i) The number of shares of Parent Common Stock to be subject to the New Stock Right shall be equal to the product of (x) the number of shares of Common Stock remaining subject (as of immediately prior to the Effective
     Time) to the Company Stock Right identified on Section 3.8(b) of the Company Disclosure Schedule multiplied by (y) the Conversion Ratio, provided that any fractional shares of Parent Common Stock resulting from such multiplication shall be rounded down to the nearest share; and

          (ii) The exercise price per share of Parent Common Stock under the New Stock Right shall be equal to the exercise price per share of the Common Stock under the original Company Stock Right divided by the Conversion Ratio, provided that such exercise price shall be rounded down to the nearest cent.

          (iii) As soon as practicable (but in any event within fifteen (15) Business Days) after the Effective Time, Parent shall deliver to each holder of an outstanding Company Stock Right an appropriate notice setting forth such holder's rights pursuant thereto, and the unvested portion of such Company Stock Right shall otherwise continue in effect on the same terms and conditions (including antidilution provisions) as were in effect prior to the Effective Time.

          (iv) Subject to any applicable limitations under the Securities Act, Parent shall file a registration statement on Form S-8 (or any successor form) or another appropriate form (or shall cause such New Stock Rights to be deemed to be an option or other stock right issued pursuant to a stock option or other equity compensation plan of Parent for which shares of Parent Common Stock have previously been registered pursuant to an appropriate registration form with the SEC), and shall cause such registration statement to be effective on or prior to the date of the Effective Time, with respect to the shares of Parent Common Stock issuable upon exercise of the New Stock Rights, and shall use all reasonable efforts to maintain the effectiveness of such registration statement (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such New Stock Rights shall remain outstanding.

The adjustment provided herein with respect to any options which are "incentive stock options" (as defined in Section 422 of the Code) shall be, and is intended to be, effected in a manner which is consistent with Section 424(a) of the Code. Except as otherwise provided for in this Section 3.8, after the Effective Time, each New Stock Right shall be exercisable and shall vest upon the same terms and conditions as were applicable to the related Company Stock Right immediately prior to the Effective Time (except that with regard to such New Stock Right, any references to the Company shall be deemed, as appropriate, to include Parent); provided, however, that any New Stock Rights held by an employee or consultant of the Company or any of its Subsidiaries whose employment or consulting arrangement, as the case may be, is terminated without Cause or is subject to a Constructive Termination (which term shall be defined in the agreements entered into with the holders of the applicable Company Stock Rights in a manner consistent with the definition of such term contained in the Employment Agreements (each dated as of October 9, 1998) identified on Section
4.12 of the Company Disclosure Schedule), in either case after the Effective Time, shall become fully vested on the date of such termination. Parent agrees that it shall take all action necessary, on or prior to the Effective Time, to authorize and reserve a number of shares of Parent Common Stock sufficient for issuance upon exercise of New Stock Rights as contemplated by this Section 3.8.

     (c) Prior to the Effective Time, the Company will take all actions necessary (i) to shorten the offering period under the Company's 1997 Employee Stock Purchase Plan (the "Stock Purchase Plan") in which the Effective Time occurs so that such offering period terminates on the day prior to the Effective Time and (ii) to terminate the Stock Purchase Plan effective as of the Effective Time.

     (d) Prior to the Effective Time, the Company, the Company Board or any committee thereof shall take such actions, including, without limitation, by adopting appropriate resolutions and timely providing any notification required pursuant to the terms of any Stock Plan or Company Stock Right necessary to ensure that as of the Effective Time, no holder of a Company Stock Right or any participant in any Stock Plan shall have any right thereunder to acquire capital stock of the Company, Merger Sub or the Surviving Corporation. The Company, the Company Board or any committee thereof will take such actions, including, without limitation, by adopting appropriate resolutions and timely providing any notification required pursuant to the terms of any Stock Plan or Company Stock Right necessary to ensure that as of the Effective Time, none of Merger Sub, the Company, the Surviving Corporation or any of their respective Subsidiaries is or will be bound by any Company Stock Rights, other options, warrants, rights or agreements which would entitle any person, other than Merger Sub or its affiliates, to own any capital stock of the Company, Merger Sub, the Surviving Corporation or any of their respective subsidiaries or to receive any payment in respect thereof, except as otherwise provided herein.

     SECTION 3.9. Surrender of Shares of Common Stock; Stock Transfer Books.

     (a) Prior to the Closing Date, Merger Sub shall designate a bank or trust company reasonably acceptable to the Company to act as agent for the holders of shares of Common Stock in connection with the Merger (the "Paying Agent") to receive the Merger Consideration to which holders of shares of Common Stock shall become entitled pursuant to Section 3.7(a). Prior to the filing of the Certificate of Merger or Certificate of Ownership, as the case may be, with the Secretary of State of the State of Delaware, Parent or Merger Sub will deposit with the Paying Agent, in trust for the benefit of the stockholders of the Company, cash in an aggregate amount equal to the product of (i) the number of shares of Common Stock outstanding (and not owned of record by Parent or Merger
Sub) immediately prior to the Effective Time multiplied by (ii) the Price Per Share. The deposit made by Parent or Merger Sub pursuant to the preceding sentence is hereinafter referred to as the "Payment Fund." The Paying Agent shall cause the Payment Fund to be (i) held for the benefit of the holders of Common Stock and (ii) promptly applied to making the payments provided for in
Section 3.9(b). The Payment Fund shall not be used for any purpose that is not provided for herein.

     (b) Promptly after the Effective Time, Parent shall, or shall cause the Surviving Corporation to, cause to be mailed to each record holder, as of the Effective Time, of an outstanding certificate or certificates which immediately prior to the Effective Time represented shares of Common Stock (the "Certificates"), a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Paying Agent) and instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. Upon surrender to the Paying Agent of a Certificate, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be reasonably required pursuant to such instructions, the holder of such Certificate shall be paid promptly, without interest thereon and subject to any required withholding or taxes, the amount of cash to which such holder is entitled pursuant to Section 3.7(a), and the Certificate so surrendered shall forthwith be canceled. Until so surrendered and exchanged, each Certificate, subject to Sections 3.7(b) and (d), shall represent solely the right to receive the Merger Consideration into which the Common Stock it theretofore represented shall have been converted pursuant to Section 3.7(a), subject to any required withholding of taxes. If the payment of the Merger Consideration is to be made to a person other than the person in whose name the surrendered Certificate is registered, it shall be a condition of payment that the Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and that the person requesting such payment shall have paid any transfer and other taxes required by reason of the payment of the Merger Consideration to a person other than the registered holder of the Certificate surrendered or shall have established to the satisfaction of the Surviving Corporation that such tax either has been paid or is not applicable.

     (c) At any time after the six month anniversary of the Effective Time, Parent shall be entitled to require the Paying Agent to deliver to Parent all cash and any other instruments in its possession relating to the transactions contemplated by this Agreement which had been made available to the Paying Agent and which have not been distributed to holders of Certificates. Thereafter, each holder of a Certificate, subject to Sections 3.7(b) and (d), may surrender such Certificate to the Surviving Corporation and (subject to applicable abandoned property, escheat or other similar laws) receive in exchange therefor the consideration payable in respect thereto pursuant to Section 3.7(a), without interest, but shall have no greater rights against the Surviving Corporation than may be accorded to general creditors of the Surviving Corporation. Notwithstanding the foregoing, none of Parent, the Surviving Corporation or the Paying Agent shall be liable for the Price Per Share to any holder of a Certificate if such amount is delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

     (d) At the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of shares of Common Stock on the records of the Company. From and after the Effective Time, the holders of Certificates evidencing ownership of shares of Common Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares of Common Stock except as otherwise provided for herein or by applicable law.

     (e) If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of either Merger Sub or the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, the officers of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of each of Merger Sub and the Company or otherwise, all such deeds, bills of sale, assignments and assurances and to take and do, in such names and on such behalves or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out the purposes of this Agreement.

     SECTION 3.10. Lost, Stolen or Destroyed Certificates. In the event any Certificates shall have been lost, stolen or destroyed, the Paying Agent shall pay with respect to such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, such amount as may be required pursuant to Section 3.9; provided, however, that Parent may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Parent or the Paying Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

                                  ARTICLE IV.

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     The Company hereby represents and warrants to Parent and Merger Sub that:

     SECTION 4.1. Organization and Qualification. The Company and each of its Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, with the corporate power and authority to own and operate its business as presently conducted. The Company and each of its Subsidiaries is duly qualified as a foreign corporation or other entity to do business and is in good standing in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities makes such qualification necessary, except for such failures of the Company and any of its Subsidiaries to be so qualified as would not, individually or in the aggregate, have a Material Adverse Effect. The Company has previously made available to Parent true and correct copies of its Certificate of Incorporation and Bylaws and the charter documents and bylaws or other organizational documents of each of its Subsidiaries, as currently in effect.

     SECTION 4.2. Authorization; Validity and Effect of Agreement. The Company has the requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Company and the performance by the Company of its obligations hereunder and the consummation of the transactions contemplated hereby have been duly authorized by the Company Board and all other necessary corporate action on the part of the Company, other than the adoption and approval of this Agreement by the stockholders of the Company, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement and the transactions contemplated hereby. The Company Board has approved for the purposes of Section 251(b) of the DGCL the agreement of merger contained in this Agreement. This Agreement has been duly and validly executed and delivered by the Company and constitutes a legal, valid and binding obligation of the Company, enforceable against it in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing. The Amended and Restated Stockholders' Agreement, dated as of November 1, 1996 and as amended as of the date of this Agreement (the "1996 Stockholders Agreement"), a true and complete copy of which has been provided to Parent, among the Company, Dominick's Finer Foods, Inc. and the stockholders of the Company named therein (a) does not restrict, prevent, prohibit or otherwise impede any holder of Common Stock from
(i) tendering its shares in the Offer or (ii) entering into a Stockholders Agreement or performing its obligations thereunder and (b) will terminate upon the consummation of the Offer. The amendment to the 1996 Stockholders Agreement does not require the consent of any party to such agreement other than the Stockholders. The Yucaipa Warrant, as amended as of the date of this Agreement, a true and complete copy of which has been provided to Parent, permits the transfer of the Yucaipa Warrant to Parent as described in the Stockholders Agreement.

     SECTION 4.3. Capitalization. The authorized capital stock of the Company consists of 50,000,000 shares of Voting Common Stock, 10,000,000 shares of Non-Voting Stock and 4,000,000 shares of preferred stock having a par value of $.01 per share (the "Preferred Stock"). As of October 8, 1998, 18,679,737 shares of Voting Common Stock (none of which are held in the Company treasury), 2,861,354 shares of Non-Voting Common Stock (none of which are held in the Company treasury) and no shares of Preferred Stock were issued and outstanding. As of October 8, 1998, (i) 1,205,438 shares of Voting Common Stock and no shares of Non-Voting Stock were reserved for issuance and issuable upon or otherwise deliverable in connection with the exercise of outstanding Company Stock Rights and (ii) 3,874,492 shares of Voting Common Stock were reserved for issuance and issuable upon or otherwise deliverable in connection with the exercise of the Yucaipa Warrant. All of the issued and outstanding shares of Common Stock are validly issued, fully paid and non-assessable. Except pursuant to the exercise of Company Stock Rights prior to the date hereof, since October 8, 1998 no shares of Common Stock or Preferred Stock have been issued. As of the date hereof, except as otherwise disclosed in Section 4.3 of the disclosure schedule delivered by the Company to Parent and Merger Sub prior to the execution of this Agreement (the "Company Disclosure Schedule"), there are no existing options, warrants, calls, subscriptions, convertible securities or other securities, agreements, commitments, or obligations which would require the Company or any of its Subsidiaries to issue or sell shares of Common Stock, Preferred Stock or any other equity securities, or securities convertible into or exchangeable or exercisable for shares of Common Stock, Preferred Stock or any other equity securities of the Company or any of its Subsidiaries. Except as set forth in
Section 4.3 of the Company Disclosure Schedule, the Company has no commitments or obligations to purchase or redeem any shares of Common Stock or the capital stock of any of its Subsidiaries or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any such Subsidiary or any other entity. Except as set forth in Section 4.3 of the Company Disclosure Schedule, there are no stockholders' agreements, voting trusts or other agreements or understandings to which the Company is a party or by which it is bound relating to the voting or registration of any shares of capital stock of the Company or any preemptive rights with respect thereto. Provided that Merger Sub is not a bank holding company (as defined in 12 U.S.C.
Section 1841), or an Affiliate of a bank holding company, the shares of Non-Voting Common Stock to be acquired by Merger Sub upon the Offer

Consummation Date may be converted into Voting Common Stock in accordance with the terms of the Company's Certificate of Incorporation.

     SECTION 4.4. Subsidiaries. The only Subsidiaries of the Company are those set forth in Section 4.4 of the Company Disclosure Schedule. All of the outstanding shares of capital stock and other ownership interests of each of the Company's Subsidiaries are validly issued, fully paid, non-assessable and free of preemptive rights, rights of first refusal or similar rights. Except as set forth in Section 4.4 of the Company Disclosure Schedule, the Company owns, directly or indirectly, all of the issued and outstanding capital stock and other ownership interests of each of its Subsidiaries, free and clear of all Encumbrances, and there are no existing options, warrants, calls, subscriptions, convertible securities or other securities, agreements, commitments or obligations of any character relating to the outstanding capital stock or other securities of any Subsidiary of the Company or which would require any Subsidiary of the Company to issue or sell any shares of its capital stock, ownership interests or securities convertible into or exchangeable for shares of its capital stock or ownership interests.

     SECTION 4.5. Other Interests. Except as set forth in Section 4.5 of the Company Disclosure Schedule, neither the Company nor any of the Company's Subsidiaries owns, directly or indirectly, any interest or investment in (whether equity or debt) any corporation, partnership, limited liability company, joint venture, business, trust or other Person (other than the Company's Subsidiaries).

     SECTION 4.6. No Conflict; Required Filings and Consents.

     (a) Except as set forth in Section 4.6 of the Company Disclosure Schedule with respect to clause (iii) below, neither the execution and delivery of this Agreement nor the performance by the Company of its obligations hereunder, nor the consummation of the transactions contemplated hereby, will: (i) conflict with the Company's Certificate of Incorporation or Bylaws; (ii) assuming satisfaction of the requirements set forth in Section 4.6(b) below, violate any statute, law, ordinance, rule or regulation, applicable to the Company or any of its Subsidiaries or any of their properties or assets; or (iii) violate, breach, be in conflict with or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or permit the termination of any provision of, or result in the termination of, the acceleration of the maturity of, or the acceleration of the performance of any obligation of the Company or any of its Subsidiaries under, or cause an indemnity payment to be made by the Company or any of its Subsidiaries under, or result in the creation or imposition of any lien upon any properties, assets or business of the Company or any of its Subsidiaries under, any note, bond, indenture, mortgage, deed of trust, lease, franchise, permit, authorization, license, contract, instrument or other agreement or commitment or any order, judgment or decree to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any of their respective assets or properties is bound or encumbered, or give any Person the right to require the Company or any of its Subsidiaries to purchase or repurchase any notes, bonds or instruments of any kind except, in the case of clauses (ii) and
(iii), for such violations, breaches, conflicts, defaults or other occurrences which, individually or in the aggregate, would not have a Material Adverse Effect.

     (b) Except (i) for the pre-merger notification requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder (the "HSR Act"), (ii) for the filing of the Certificate of Merger or Certificate of Ownership, as the case may be, pursuant to the DGCL, (iii) with respect to matters set forth in Sections 4.6(a) or 4.6(b) of the Company Disclosure Schedule and (iv) for applicable requirements, if any, of the Exchange Act, no consent, approval or authorization of, permit from, notice to, or declaration, filing or registration with, any governmental or regulatory authority, or any other Person or entity is required to be made or obtained by the Company or its Subsidiaries in connection with the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, except where the failure to obtain such consent, approval, authorization, permit or declaration, to deliver such notice or to make such filing or registration would not, individually or in the aggregate, have a Material Adverse Effect.

     SECTION 4.7. Compliance. The Company and each of its Subsidiaries is in compliance with all foreign, federal, state and local laws and regulations applicable to its operations or with respect to which compliance is a condition of engaging in the business thereof, except to the extent that failure to comply would not, individually or in the aggregate, have a Material Adverse Effect. To the knowledge of the Company, neither the Company nor any of its Subsidiaries has received any notice asserting a failure, or possible failure, to comply with any such law or regulation, the subject of which notice has not been resolved as required thereby or otherwise to the satisfaction of the party sending the notice, except for such failure as would not, individually or in the aggregate, have a Material Adverse Effect. The Company and its Subsidiaries have all permits, licenses grants, authorizations, easements, consents, certificates, approvals, orders and franchises (collectively, "Permits") from governmental agencies required to conduct their respective businesses as they are now being conducted and assuming that all necessary consents to transfer are obtained, all such Permits will remain in effect after the consummation of the Offer and after the Effective Time, except for such failures to have such Permits that would not, individually or in the aggregate, have a Material Adverse Effect.

     SECTION 4.8. SEC Documents.

     (a) The Company has delivered or made available to Parent true and complete copies of each registration statement, proxy or information statement, form, report and other documents required to be filed by it with the SEC since January 1, 1997 (collectively, the "SEC Reports"). As of their respective dates, the SEC Reports (i) complied, or, with respect to those not yet filed, will comply, in all material respects with the applicable requirements of the Securities Act and the Exchange Act and (ii) did not, or, with respect to those not yet filed, will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The Company has filed all required SEC Reports required to be filed by it under the Exchange Act since November 1, 1996. The Company has heretofore made available or promptly will make available to Parent a complete and correct copy of all amendments or modifications to any SEC Report which has been filed prior to the date hereof or which is required to be filed but has not yet been filed with the SEC.

     (b) Each of the consolidated balance sheets of the Company included in or incorporated by reference into the SEC Reports (including the related notes and schedules) presents fairly, in all material respects, the consolidated financial position of the Company and its consolidated Subsidiaries as of its date, and each of the consolidated statements of income, retained earnings and cash flows of the Company included in or incorporated by reference into the SEC Reports (including any related notes and schedules) presents fairly, in all material respects, the results of operations, retained earnings or cash flows, as the case may be, of the Company and its Subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to normal year-end audit adjustments), in each case in accordance with GAAP consistently applied during the periods involved, except as may be noted therein.

     (c) Except as set forth in Section 4.8(c) of the Company Disclosure Schedule and except as set forth in the SEC Reports, neither the Company nor any of its Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that would be required to be reflected on, or reserved against in, a consolidated balance sheet of the Company and its Subsidiaries or in the notes thereto, prepared in accordance with GAAP consistently applied, except for (i) liabilities or obligations that were so reserved on, or reflected in (including the notes to), the consolidated balance sheet of the Company as of August 8, 1998, (ii) liabilities or obligations arising in the ordinary course of business (including trade indebtedness) since August 8, 1998 and (iii) liabilities or obligations which would not, individually or in the aggregate, have a Material Adverse Effect.

     SECTION 4.9. Absence of Certain Changes. Except as set forth in Section 4.9 of the Company Disclosure Schedule and except as set forth in the SEC Reports and except for the transactions expressly contemplated hereby, since November 1, 1997, the Company and its Subsidiaries have conducted their respective businesses only in the ordinary and usual course consistent with past practices and there has not been any (i) change in the Company's business, operations, condition (financial or otherwise), results of operations, assets or liabilities, except for changes contemplated hereby or changes which have not, individually or in the aggregate, had a Material Adverse Effect, or (ii) condition, event or occurrence which, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. Except as set forth in Section 4.9 of the Company Disclosure Schedule and except as set forth in the SEC Reports, from

August 8, 1998 through the date of this Agreement, neither the Company nor any of its Subsidiaries has taken any of the actions prohibited by Section 6.1 hereof.

     SECTION 4.10. Litigation. Except as set forth in Section 4.10 of the Company Disclosure Schedule and except as set forth in the SEC Reports, there is no Action instituted, pending or, to the knowledge of the Company, threatened, in each case against the Company or any of its Subsidiaries, which would, individually or in the aggregate, directly or indirectly, have a Material Adverse Effect, nor is there any outstanding judgment, decree or injunction, in each case against the Company or any of its Subsidiaries, or any order of any domestic or foreign court, governmental department, commission or agency applicable to the Company or any of its Subsidiaries which has or will have, individually or in the aggregate, a Material Adverse Effect.

     SECTION 4.11. Taxes. Except as set forth in Section 4.11 of the Company Disclosure Schedule:

          (a) The Company and its Subsidiaries have (A) duly filed (or there have been filed on their behalf) with the appropriate governmental authorities all Tax Returns required to be filed by them and such Tax Returns are true, correct and complete in all material respects, except where (other than in the case of federal income Tax Returns) any such failure to file, or failure to be true, correct and complete, would not, individually or in the aggregate, have a Material Adverse Effect, and (B) duly paid in full, or adequately disclosed and fully provided for as a liability on the financial statements of the Company and its Subsidiaries included in the SEC Reports or delivered to Parent prior to the date hereof, all material Taxes;

          (b) The Company and its Subsidiaries have complied in all material respects with all applicable laws, rules and regulations relating to the withholding of Taxes and the payment of such withheld Taxes to the proper governmental authorities, except where any such failure to comply, withhold or pay over would not, individually or in the aggregate, have a Material Adverse Effect;

          (c) All federal income Tax Returns of the Company and its Subsidiaries for periods through the taxable year ended on October 31, 1994 have been audited, and no federal or material state, local or foreign audits or other administrative proceedings or court proceedings are presently being conducted with regard to any Taxes or Tax Returns of the Company or its Subsidiaries and neither the Company nor its Subsidiaries has received a written notice of any pending audits with respect to material Taxes or material Tax Returns of the Company, and neither the Company nor any of its Subsidiaries has waived in writing any statute of limitations with respect to material Taxes;

          (d) Neither the Internal Revenue Service nor any other taxing authority (whether domestic or foreign) has asserted in writing against the Company or any of its Subsidiaries any deficiency or claim for Taxes, except where any such deficiency or claim for Taxes, if decided adversely to the Company or any of its Subsidiaries, would not, individually or in the aggregate, have a Material Adverse Effect;

          (e) There are no material liens for Taxes upon any Assets of the Company or any Subsidiary thereof, except for liens for Taxes not yet due and payable and liens for Taxes that are being contested in good faith by appropriate proceedings, and no material written power of attorney that has been granted by the Company or its Subsidiaries (other than to the Company or a Subsidiary) currently is in force with respect to any matter relating to Taxes;

          (f) Neither the Company nor any of its Subsidiaries has, with regard to any assets or property held by any of them, agreed to have Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as such term is defined in Section 341(f)(4) of the Code) owned by the Company or any of its Subsidiaries;

          (g) Since March 22, 1995, none of the Company or its Subsidiaries has been a member of an affiliated group filing a consolidated federal income tax return other than a group the common parent of which is the Company;

          (h) As of the Closing Date, except as set forth in Section 4.11(h) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries shall be party to, be bound by or have an obligation under, any Tax sharing agreement or similar contract or arrangement or any agreement that obligates it to make any payment computed by reference to Taxes, taxable income or taxable losses of any other Person; and

          (i) Neither the Company nor any of its Subsidiaries has agreed to make, or is required to make, any material adjustment under Section 481(a) of the Code.

          (j) Neither the Company nor any of its Subsidiaries has issued or assumed (i) any obligations described in Section 279(a) of the Code, (ii) any applicable high yield discount obligation, as defined in Section 163(i) of the Code or (iii) any registration-required obligation, within the meaning of Section 163(f)(2) of the Code, that is not in registered form.

     SECTION 4.12. Employee Benefit Plans.

     (a) Section 4.12 of the Company Disclosure Schedule contains a complete list of all Employee Plans of the Company and its ERISA Affiliates. True and complete copies or descriptions of the Employee Plans of the Company and its ERISA Affiliates, including, without limitation, trust instruments, if any, that form a part thereof, and all amendments thereto have been furnished or made available to Parent and its counsel.

     (b) Except as described in Section 4.12 of the Company Disclosure Schedule, each of the Employee Plans of the Company and its ERISA Affiliates (other than any Multiemployer Plan) has been administered and is in compliance with the terms of such Employee Plan and all applicable laws, rules and regulations except for noncompliance which could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

     (c) No "reportable event" (as such term is used in section 4043 of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) for which the notice requirements to the Pension Benefit Guaranty Corporation have not been waived, "prohibited transaction" (as such term is used in section 406 of ERISA or section 4975 of the Code) for which no exemption exists, "nondeductible contributions" (as such term is used in Section 4972 of the Code) or "accumulated funding deficiency" (as such term is used in section 412 or 4971 of the Code) has heretofore occurred with respect to any Pension Plan (other than any Multiemployer Plan) of the Company or its ERISA Affiliates, except for such events which would not, individually or in the aggregate, have a Material Adverse Effect.

     (d) No litigation or administrative or other proceeding involving any Employee Plans of the Company or any of its ERISA Affiliates has occurred or are threatened where an adverse determination could, individually or in the aggregate, have a Material Adverse Effect.

     (e) Except as set forth in Section 4.12 of the Company Disclosure Schedule, neither the Company nor any ERISA Affiliate has incurred any withdrawal liability with respect to any Multiemployer Plan under Title IV of ERISA which remains unsatisfied, except for such liabilities as would not, individually or in the aggregate, have a Material Adverse Effect.

     (f) Except as set forth in Section 4.12 of the Company Disclosure Schedule, any termination of, or partial or complete withdrawal from, any Employee Plans of the Company or its ERISA Affiliates, on or prior to the Closing Date, will not subject the Company or any ERISA Affiliate to any liability that would individually or in the aggregate have a Material Adverse Effect.

     (g) Except as set forth in Section 4.12 of the Company Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment becoming due to any employee (former or retired) of the Company or its Subsidiaries, (ii) increase any benefits under any Employee Plan or (iii) result in the acceleration of the time of payment or vesting of any such benefits.

     (h) Except as disclosed in Section 4.12 of the Company Disclosure Schedule,
(i) the Company is not aware of any situation described in (b), (c) or (d) above with respect to a Multiemployer Plan and (ii) the transactions contemplated by this Agreement will not cause the occurrence of a situation described in Section
4.12 (b), (c), (d) or (e) as of the Effective Time.

     SECTION 4.13. Title to Assets.

     (a) Section 4.13(a) of the Company Disclosure Schedule sets forth a complete and accurate list of each improved or unimproved real property (whether owned or leased, "Property") and/or store, office, plant or warehouse ("Facility") owned or leased by the Company or any of its Subsidiaries, and the current use of such Property or Facility and indicating whether the Property or Facility is owned or leased.

     (b) Except as set forth in Section 4.13(b) of the Company Disclosure Schedule, the Company and its Subsidiaries have good and marketable title to or a valid leasehold estate in all of the material Property and Facilities. Except as set forth in Section 4.13(b) of the Company Disclosure Schedule, the Company and its Subsidiaries have good and marketable title or a valid right to use all of the Property and Facilities that are necessary, and all of the personal assets and properties that are necessary, for the conduct of the business of the Company or any of its Subsidiaries free and clear of all Encumbrances (other than Permitted Encumbrances).

     (c) There are no pending or, to the best knowledge of the Company, threatened condemnation or similar proceedings against the Company or any of its Subsidiaries or to the knowledge of the Company, otherwise relating to any of the Properties or Facilities of the Company and its Subsidiaries except for such proceedings which would not, individually or in the aggregate, have a Material Adverse Effect.

     (d) Section 4.13(d) of the Company Disclosure Schedule sets forth a complete and accurate list of all Leases (including subleases and licenses) of personal property entered into by the Company or any of its Subsidiaries and involving any annual expense to the Company or any such Subsidiary in excess of $250,000 and/or not cancelable (without material liability) within one year.

     (e) Section 4.13(e) of the Company Disclosure Schedule indicates each Lease entered into by the Company or any of its Subsidiaries, as a tenant or subtenant.

     (f) The Company or its Subsidiaries, as the case may be, has in all material respects performed all obligations on its part required to have been performed with respect to (i) all Assets leased by it or to it (whether as lessor or lessee), and (ii) all Leases and there exists no material default or event which, with the giving of notice or lapse of time or both, would become a default on the part of the Company or any of its Subsidiaries under any Lease, in each case except where the failure to perform or such default or event would not, individually or in the aggregate, have a Material Adverse Effect.

     (g) To the knowledge of the Company, each of the Leases is valid, binding and enforceable in accordance with its terms and is in full force and effect, and assuming all consents required by the terms thereof or applicable law have been obtained, the Leases will continue to be valid, binding and enforceable in accordance with their respective terms and in full force and effect immediately following the consummation of the transactions contemplated hereby, in each case except where the failure to be valid, binding and enforceable and in full force and effect would not, individually or in the aggregate, have a Material Adverse Effect.

     (h) Except as shown on Section 4.13(h) of the Company Disclosure Schedule, the Company has delivered to Parent, or otherwise made available, originals or true copies of all Leases (as the same may have been amended or modified, in any material respect, from time to time) set forth in the Company Disclosure Schedule.

     (i) The Assets of the Company and its Subsidiaries, taken as a whole, are sufficient to permit the Company and its Subsidiaries to conduct their business as currently being conducted with only such exceptions as would not have a Material Adverse Effect.

     SECTION 4.14. Contracts. Each Contract is valid, binding and enforceable and in full force and effect, and assuming all consents required by the terms thereof or applicable law have been obtained, such Contracts will continue to be valid, binding and enforceable and in full force and effect immediately following the consummation of the transactions contemplated hereby, except where failure to be valid, binding and enforceable and in full force and effect would not have a Material Adverse Effect, and there are no material defaults thereunder by the Company or its Subsidiaries or, to the best knowledge of the Company, by any other party thereto. Section 4.14 of the Company Disclosure Schedule sets forth each Contract of the Company or any of its Subsidiaries as of August 8, 1998 not otherwise set forth in the Company Disclosure Schedule. No event has occurred which either entitles, or would, on notice or lapse of time or both, entitle the holder of any indebtedness for borrowed money of the Company or any of its Subsidiaries to accelerate, or which does accelerate, the maturity of any Contract relating to indebtedness of the Company or any of its Subsidiaries, except as set forth in Section 4.14 of the Company Disclosure Schedule.

     SECTION 4.15. Labor Relations. Neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreement or other labor union contract applicable to persons employed by the Company or its Subsidiaries except as disclosed in Section 4.15 of the Company Disclosure Schedule. Except as set forth on Section 4.15 of the Company Disclosure Schedule, there is no labor strike, slowdown or work stoppage or lockout pending or, to the best knowledge of the Company, threatened against the Company or any of its Subsidiaries, there is no unfair labor practice charge or other employment related complaint pending or, to the best knowledge of the Company, threatened against the Company or any of its Subsidiaries which if decided adversely could have a Material Adverse Effect, and there is no representation claim or petition pending before the National Labor Relations Board and no question concerning representation exists with respect to the employees of the Company or its Subsidiaries.

     SECTION 4.16. Intellectual Property. Except as set forth in Section 4.16 of the Company Disclosure Schedule, the Company and its Subsidiaries own or possess adequate licenses or other valid rights to use "Dominick's", "Dominick's The Fresh Store" and all other material trademarks, trademark rights, trade names, trade name rights, copyrights, patents, patent rights, service marks, trade secrets, applications for trademarks and for service marks, and other proprietary rights and information used or held for use in connection with the business of the Company and its Subsidiaries as currently conducted, except where the failure to own or possess such licenses or rights would not have a Material Adverse Effect, and the Company has no knowledge of any assertion or claim challenging the validity of any of the foregoing.

     SECTION 4.17. Affiliate Transactions. Except as set forth in the SEC Reports and as set forth in Section 4.17 of the Company Disclosure Schedule, from November 1, 1997 through the date of this Agreement there have been no transactions, agreements, arrangements or understandings between the Company or any of its Subsidiaries, on the one hand, and any Affiliates (other than wholly-owned Subsidiaries) of the Company or other Persons, on the other hand, that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act.

     SECTION 4.18. Environmental Matters.

     (a) Except as set forth in the SEC Reports, and except to the extent that, individually or in the aggregate, failure to satisfy the following representations has not had, and would not reasonably be expected to have, a Material Adverse Effect, the Company and each of its Subsidiaries to the best of the Company's knowledge (i) have obtained all applicable permits, licenses and other authorizations which are required to be obtained under all applicable Environmental Laws by the Company or its Subsidiaries; (ii) are in compliance with all terms and conditions of such required permits, licenses and authorization, and also are in compliance with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in applicable Environmental Laws; (iii) have not received notice of any past or present violations of Environmental Laws, or of any event, incident or action which is reasonably likely to prevent continued compliance with such Environmental Laws, or which would give rise to any common law environmental liability, or which would otherwise form the basis of any claim, action, suit or proceeding against the Company or any of its Subsidiaries based on or resulting from the manufacture, processing, use, treatment, storage, disposal, transport, or handling, or the emission, discharge or release into the environment, of any Hazardous Material; and (iv) have taken all actions required under applicable Environmental Laws to register any products or materials required to be registered by the Company or its Subsidiaries thereunder.

     (b) The copies of the Environmental Reports provided by the Company to Parent are true, correct and complete in all material respects.

     SECTION 4.19. Proxy Statement; Offer Documents; Other Information. None of
(a) the proxy statement, if any, for use relating to the approval by the stockholders of the Company of the Merger and any amendment or supplement thereto (collectively, the "Proxy Statement"), (b) the Schedule 14D-9 or (c) the information supplied by the Company for inclusion or incorporation by reference in the Offer Documents, the Schedule 14D-1 and any other documents to be filed with the SEC or any regulatory agency in connection with the transactions contemplated hereby, including any amendment or supplement to such documents, will, at the respective times such documents are filed, and, with respect to the Offer Documents and the Proxy Statement, if any, when first published, sent or given to the stockholders of the Company, contain an untrue statement of material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading or, in the case of the Offer Documents and the Proxy Statement, if any, or any amendment thereof or supplement thereto, at the time of the Company Stockholder Meeting, if any, and at the Effective Time, contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they are made, not false or misleading or necessary to correct any statement in any earlier communication with respect to the Offer or the solicitation of proxies for the Company Stockholder Meeting, if any, which shall have become false or misleading. All documents which the Company files or is responsible for filing with the SEC and any regulatory agency in connection with the Offer or the Merger (including, without limitation, the Schedule 14D-9 and the Proxy Statement, if any) will comply as to form and content in all material respects with the provisions of applicable law. Notwithstanding the foregoing, the Company makes no representations or warranties with respect to information that has been supplied by Parent or Merger Sub, or their auditors, attorneys, financial advisers, other consultants or advisers, specifically for use in the
Schedule 14D-9 and the Proxy Statement, if any, or in any other documents to be filed with the SEC or any regulatory agency in connection with the transactions contemplated hereby.

     SECTION 4.20. Opinion of Financial Adviser. The Company has received the written opinion of Donaldson, Lufkin & Jenrette Securities Corporation (the "Company Financial Adviser"), dated as of October 12, 1998, to the effect that the consideration to be received in the Merger by the Company's stockholders (other than the holders of shares of Common Stock that are Affiliates of the Company) is fair to such stockholders from a financial point of view. An executed copy of such opinion has been provided to Parent. The Company has been authorized by the Company Financial Adviser to permit, subject to prior review and consent by such Company Financial Adviser, the inclusion of such fairness opinion (or a reference thereto) in the Proxy Statement and the Schedule 14D-9.

     SECTION 4.21. Brokers. Except as set forth in Section 4.21 of the Company Disclosure Schedule, no consultant, broker, finder or investment banker (other than the Company Financial Adviser) is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company. The Company has heretofore furnished to Parent a complete and correct copy of all agreements between the Company and the Company Financial Adviser pursuant to which such firm would be entitled to any payment relating to the transactions contemplated hereby.

     SECTION 4.22. Vote Required. The affirmative vote of the holders of a majority of the outstanding shares of Voting Common Stock entitled to vote thereon is the only vote of the holders of any class or series of the Company's capital stock necessary to approve the Merger. The Company approves of, and consents to, the Offer. The Company Board, at a meeting duly called and held, by unanimous vote (i) determined that this Agreement and the transactions contemplated hereby, including the Offer and the Merger, are advisable and fair to, and in the best interests of, the stockholders of the Company, (ii) approved this Agreement and the transactions contemplated hereby, including the Offer and the Merger, and the Stockholders Agreement which approvals constitute approval of this Agreement, the Offer and the Merger and the Stockholders Agreement for purposes of Section 203 of the DGCL, and (iii) resolved, subject to Section 7.1(a), to recommend that the holders of the shares of Common Stock accept the Offer and tender all of their shares of Common Stock to Purchaser and approve this Agreement and the transactions contemplated hereby, including the Offer and the Merger. The Company hereby agrees to the inclusion in the Schedule 14D-9 and, if required, the Proxy Statement of the recommendations of the Company Board described in this Section 4.22

(subject to the right of the Company Board to withdraw, amend or modify such recommendation in accordance with Section 7.1(a)).

     SECTION 4.23. No Other Agreements to Sell the Company or its Assets. The Company has no legal obligation, absolute or contingent, to any other Person to sell more than 5% of the Assets of the Company, to sell more than 5% of the capital stock or other ownership interests of the Company or any of its Significant Subsidiaries, or to effect any merger, consolidation or other reorganization of the Company or any of its Significant Subsidiaries or to enter into any agreement with respect thereto.

     SECTION 4.24. DGCL Section 203; State Takeover Statutes. The action of the Company Board in approving the Offer, the Merger, this Agreement and the transactions contemplated by this Agreement and the Stockholders Agreement is sufficient to render inapplicable to the Offer, the Merger, this Agreement and the Stockholders Agreement the provisions of Section 203 of the DGCL. No provision of the certificate of incorporation, by-laws or other governing instruments of the Company or any of its Subsidiaries or any applicable law would, directly or indirectly, restrict or impair the ability of Parent (i) to vote, or otherwise to exercise the rights of a stockholder with respect to, shares of the Company and its Subsidiaries that may be acquired or controlled by Parent or (ii) to consummate the Merger.

                                   ARTICLE V.

                REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB

     Parent and Merger Sub hereby, jointly and severally, represent and warrant to the Company that:

     SECTION 5.1. Organization and Qualification. Each of Parent and Merger Sub is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, with the corporate power and authority to own and operate its businesses as presently conducted. Each of Parent and Merger Sub is duly qualified as a foreign corporation or other entity to do business and is in good standing in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities makes such qualification necessary, except for such failures of Parent and Merger Sub to be so qualified as would not, individually or in the aggregate, have a Material Adverse Effect. Parent has previously made available to the Company true and correct copies of the certificate of incorporation and bylaws of each of Parent and Merger Sub.

     SECTION 5.2. Authorization; Validity and Effect of Agreement. Each of Parent and Merger Sub has the requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Parent and Merger Sub and the performance by them of their respective obligations hereunder and the consummation by them of the transactions contemplated hereby have been duly authorized by the Parent Board and the Board of Directors of Merger Sub, and no other corporate proceedings (including, without limitation, stockholder action) on the part of Parent or Merger Sub are necessary to authorize this Agreement and the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and constitutes a legal, valid and binding obligation of Parent and Merger Sub, enforceable against them in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing.

     SECTION 5.3. No Conflict; Required Filings and Consents.

     (a) Neither the execution and delivery of this Agreement nor the performance by Parent and Merger Sub of their obligations hereunder, nor the consummation of the transactions contemplated hereby, will: (i) conflict with Parent's or Sub's certificate of incorporation or bylaws; (ii) assuming satisfaction of the requirements set forth in Section 5.3(b) below, violate any statute, law, ordinance, rule or regulation, applicable to Parent or any of its Subsidiaries or any of their properties or assets; or (iii) violate, breach, be in conflict with or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or permit the termination of any provision of, or result in the termination of, the acceleration of the maturity of, or the acceleration of the performance of any obligation of Parent or any of its Subsidiaries under, or cause an indemnity payment to be made by the Parent or any of its Subsidiaries under, or result in the creation of imposition of any lien upon any properties, assets or business of Parent or any of its Subsidiaries under, any note, bond, indenture, mortgage, deed of trust, lease, franchise, permit, authorization, license, contract, instrument or other agreement or commitment or any order, judgment or decree to which Parent or any of its Subsidiaries is a party or by which Parent or any of its Subsidiaries or any of their respective assets or properties is bound or encumbered, or give any Person the right to require Parent or any of its Subsidiaries to purchase or repurchase any notes, bonds or instruments of any kind except, in the case of clauses (ii) and (iii), for such violations, breaches, conflicts, defaults or other occurrences which, individually or in the aggregate, would not have a Material Adverse Effect.

     (b) Except (i) for the pre-merger notification requirements of the HSR Act and (ii) for the filing of the Certificate of Merger or Certificate of Ownership, as the case may be, pursuant to the DGCL and (iii) for applicable requirements, if any, of the Exchange Act, no consent, approval or authorization of, permit from, notice to or declaration, filing or registration with, any governmental or regulatory authority, or any other Person or entity is required to be made or obtained by Parent or Merger Sub in connection with the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, except where the failure to obtain such consent, approval, authorization, permit or declaration, to deliver such notice or to make such filing or registration would not, individually or in the aggregate, have a Material Adverse Effect.

     SECTION 5.4. Proxy Statement; Offer Documents; Other Information. None of
(a) the Offer Documents, (b) the Schedule 14D-1 or (c) the information supplied by Parent or Merger Sub for inclusion or incorporation by reference in the Proxy Statement, if any, the Schedule 14D-9 and any other documents to be filed with the SEC or any regulatory agency in connection with the transactions contemplated hereby, including any amendment or supplement to such documents, will, at the respective times such documents are filed, and, with respect to the Proxy Statement, if any, and the Offer Documents, when first published, sent or given to stockholders of the Company, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to made the statements made therein, in light of the circumstances under which they are made, not misleading or, in the case of the Proxy Statement, if any, or any amendment thereof or supplement thereto, at the time of the Company Stockholder Meeting, if any, and at the Effective Time, contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein or necessary in order to made the statements made therein, in light of the circumstances under which they are made, not false or misleading or necessary to correct any statement in any earlier communication with respect to the Offer or the solicitation of proxies for the Company Stockholder Meeting, if any, which shall have become false or misleading. All documents which Parent or Merger Sub files or is responsible for filing with the SEC or any regulatory agency in connection with the Offer or the Merger (including, without limitation, the Offer Documents and the Schedule 14D-1) will comply as to form and content in all material respects with the provisions of applicable law. Notwithstanding the foregoing, neither Parent nor Merger Sub makes any representation or warranty with respect to any information that has been supplied by the Company or its auditors, attorneys, financial advisers, other consultants or advisers, specifically for use in the Offer Documents and the Schedule 14D-1, or in any other documents to be filed with the SEC or any regulatory agency in connection with the transactions contemplated hereby.

     SECTION 5.5. Financial Resources. Parent and Merger Sub have, as of the date of this Agreement, available cash or undrawn lines of credit sufficient to consummate the Offer and the Merger on the terms contemplated by this Agreement, and, at the expiration of the Offer and at the Effective Time of the Merger, Parent and Merger Sub will have available all of the funds necessary for the acquisition of all shares of Common Stock pursuant to the Offer and the Merger, as the case may be, and to perform their respective obligations under this Agreement.

     SECTION 5.6. No Prior Activities. Merger Sub has not incurred nor will it incur any liabilities or obligations, except those incurred in connection with its organization and with the negotiation of this Agreement and the performance hereof, and the consummation of the transactions contemplated hereby, including the Merger. Except as contemplated by this Agreement, Merger Sub has not engaged in any business activities of any type or kind whatsoever, or entered into any agreements or arrangements with any person or entity, or become subject to or bound by any obligation or undertaking. As of the date hereof, all of the issued and outstanding capital stock of Merger Sub is owned beneficially and of record by Parent, free and clear of all Encumbrances (other than those created by this Agreement and the transactions contemplated hereby).

     SECTION 5.7. Ownership of Common Stock. To the best knowledge of Parent and Merger Sub, none of Parent, Merger Sub or any of their respective affiliates, beneficially or of record, owns any shares of Common Stock, other than shares of Common Stock, if any, held by or for the account of employees or former employees of Parent, Merger Sub or any of their respective affiliates pursuant to any Employee Plan.

     SECTION 5.8. Brokers. No consultant, broker, finder or investment banker (other than the Parent Financial Adviser, the fees and expenses of which shall be paid by Parent) is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Merger Sub.

                                  ARTICLE VI.

             CONDUCT OF BUSINESS OF THE COMPANY PENDING THE MERGER

     Except as set forth in Section 6.1 of the Company Disclosure Schedule, the Company covenants and agrees that, during the period from the date hereof to the Effective Time (except as otherwise contemplated by the terms of this Agreement), unless Parent shall otherwise agree (i) the businesses of the Company and its Subsidiaries shall be conducted, in all material respects, in the ordinary course and in a manner consistent with past practice and, in all material respects, in compliance with applicable laws; and (ii) the Company shall use its best efforts consistent with the foregoing to preserve substantially intact the business organization of the Company and its Subsidiaries, to keep available the services of the present officers, employees and consultants of the Company and its Subsidiaries and to preserve, in all material respects, the present relationships of the Company and its Subsidiaries with customers, suppliers, advertisers, distributors and other persons with which the Company or any of its Subsidiaries has significant business relations; provided, however, that the Company shall not make any significant payment or incur any significant obligations other than in the ordinary course of business without Parent's prior written consent. In furtherance of the foregoing, neither the Company nor any of its Subsidiaries shall (except as set forth in Section
6.1 of the Company Disclosure Schedule and except as otherwise contemplated by the terms of this Agreement), between the date of this Agreement and the Effective Time, directly or indirectly do, or propose or commit to do, any of the following without the prior consent of Parent:

          (a) make or commit to make any capital expenditures in excess of $500,000 (such amount to increase by an additional $500,000 for each 20 Business Day period, or portion thereof, after the initial expiration date of the Offer) in the aggregate, other than expenditures for routine or emergency maintenance and repair or expenditures in amounts not exceeding those reflected in capital expenditure budgets disclosed in the SEC Reports or supplied to Parent prior to the date of this Agreement;

          (b) incur any indebtedness for borrowed money or guarantee such indebtedness of another Person (other than the Company or a wholly-owned Subsidiary of the Company) or enter into any "keep well" or other agreement to maintain the financial condition of another Person (other than the Company or a wholly-owned Subsidiary of the Company) or make any loans, or advances of borrowed money or capital contributions to, or equity investments in, any other Person (other than the Company or a wholly-owned Subsidiary of the Company) or issue or sell any debt securities, other than borrowings under existing agreements in the ordinary course of business consistent with past practice;

          (c)(i) amend its Certificate of Incorporation or Bylaws or the charter or bylaws of any of its Subsidiaries; (ii) split, combine or reclassify the outstanding shares of its capital stock or other ownership interests or declare, set aside or pay any dividend payable in cash, stock or property or make any other distribution with respect to such shares of capital stock or other ownership interests; (iii) redeem, purchase or otherwise acquire, directly or indirectly, any shares of its capital stock or other ownership interests other than in connection with the Stock Purchase Plan; or (iv) sell or pledge any stock of any of its Subsidiaries;

          (d)(i) other than upon exercise of outstanding Company Stock Rights or warrants or pursuant to the Stock Purchase Plan (in each case disclosed in Section 4.3 of the Company Disclosure Schedule) and in connection with the conversion of Non-Voting Common Stock, issue or sell or agree to issue or sell any additional shares of, or grant, confer or award any options, warrants or rights of any kind to acquire any shares of, its capital stock of any class; (ii) enter into any agreement, contract or commitment to dispose of or acquire, or relating to the disposition or acquisition of, a segment of its business or to sell, lease, license, close, shut down or otherwise dispose of any stores or to relocate any stores; (iii) except in the ordinary course of business consistent with past practice, sell, pledge, dispose of or encumber any material Assets (including, without limitation, any indebtedness owed to them or any claims held by them), including real property; (iv) acquire (by merger, consolidation, acquisition of stock or assets or otherwise) any corporation, partnership or other business organization or division thereof or any material Assets (other than inventory in the ordinary course of business consistent with past practice), including real property, or make any material investment, either by purchase of stock or other securities, or contribution to capital, in any case, in any material amount of property or assets, in or of any other Person or (v) remodel any stores, except for store remodels which the Company has commenced or for which the Company has entered into an agreement, or otherwise committed, as of the date of this Agreement;

          (e) grant any severance or termination pay (other than pursuant to policies or agreements in effect on the date hereof as disclosed in the SEC Reports or set forth in Section 6.1(e) of the Company Disclosure Schedule) or increase the benefits payable under its severance or termination pay policies or agreements in effect on the date hereof or enter into any employment or severance agreement with any officer, director or employee;

          (f) adopt or amend any bonus, profit sharing, compensation, stock option, pension, retirement, deferred compensation, employment or other employee benefit plan, agreement, trust, fund or other arrangement for the benefit or welfare of any director, officer or employee or increase in any manner the compensation or fringe benefits of any director, officer or employee or grant, confer, award or pay any forms of cash incentive, bonuses or other benefit not required by any existing plan, arrangement or agreement, in each case except in the ordinary course of business or as required by law or other than in accordance with Section 3.8, amend or modify the terms of any Company Stock Rights;

          (g) enter into or amend any (i) Lease or (ii) contract, agreement, commitment, understanding or other arrangement, in each case involving annual expenditures or liabilities in excess of $250,000 and, in the case of clause (ii), which is not cancelable within one (1) year without penalty, cost or liability;

          (h) enter into or modify, in any material respect, any material collective bargaining agreements;

          (i) make any material change in its tax or accounting policies or any material reclassification of assets or liabilities except as required by law or GAAP;

          (j) change or make any material Tax elections, change materially any method of accounting with respect to Taxes, file any amended Tax Return, or settle or compromise any material federal, state, local or foreign Tax liability;

          (k) pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), except the payment, discharge or satisfaction of (i) liabilities or obligations in the ordinary course of business consistent with past practice or in accordance with the terms thereof as in effect on the date hereof or (ii) claims settled or compromised to the extent permitted by
     Section 6.1(k), or waive, release, grant or transfer any rights of material value or modify or change in any material respect any existing contract, in each case other than in the ordinary course of business consistent with past practice;

          (l) settle or compromise any litigation, other than litigation not in excess of amounts reserved for in the most recent consolidated financial statements of the Company included in the SEC Reports or, if not so reserved for, in an aggregate amount not in excess of $500,000 (provided in either case such settlement documents do not involve any material non-monetary obligations on the part of the Company and its Subsidiaries);

          (m) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries (other than the Merger) or otherwise alter through merger, liquidation, reorganization, restructuring or any other fashion the corporate structure and ownership of any Subsidiary of the Company;

          (n) make any payment to an Affiliate, except in accordance with the terms of any contract or compensation to employees in the ordinary course of business; or

          (o) take, or offer or propose to take, or agree to take in writing or otherwise, any of the actions described in Sections 6.1(a) through 6.1(n) or any action which would result in any of the conditions set forth in Annex A or Article VIII not being satisfied.

                                  ARTICLE VII.

                             ADDITIONAL AGREEMENTS

     SECTION 7.1. Stockholders Meeting.

     (a) As soon as practicable following the acquisition by Merger Sub of the Minimum Shares pursuant to the Offer, the Company, acting through the Company Board, shall, in accordance with applicable law, its Certificate of Incorporation and Bylaws and subject to the other provisions of this Section 7.1(a), to the extent necessary to consummate the Merger, promptly and duly call, give notice of, convene and hold as soon as practicable a meeting of the holders of Common Stock (the "Company Stockholder Meeting") for the purpose of voting to approve and adopt this Agreement and the transactions contemplated hereby and (i) recommend that the holders of the Common Stock accept the Offer and tender all of their shares of Common Stock to Purchaser and approve this Agreement and the transactions contemplated hereby, including the Merger, which recommendation shall be included in the Proxy Statement, if any, and (ii) take all reasonable and lawful action to solicit and obtain such approval. The Company Board shall not withdraw, amend or modify in a manner adverse to Parent its recommendation referred to in clause (i) of the preceding sentence (or announce publicly its intention to do so) provided that the disclosure of (x) the receipt of an Alternative Transaction or (y) the fact that the Company Board is considering such Alternative Transaction or reviewing it with its advisers (to the extent the Company Board shall have determined in good faith that any such disclosure is required by law or any applicable securities exchange requirement) shall not by itself constitute such a withdrawal, modification or amendment. Notwithstanding the foregoing, prior to the acceptance for payment of the Minimum Shares pursuant to the Offer, the Company Board shall be permitted to (A) withdraw, amend or modify its recommendation (or publicly announce its intention to do so) of this Agreement and the transactions contemplated hereby, including the Offer and the Merger, in a manner adverse to Parent or (B) approve or recommend or enter into an agreement with respect to a Superior Transaction if: (i) the Company has complied with Section 7.3; (ii) a Superior Transaction shall have been proposed by any Person other than Parent and such proposal is pending at the time of such action; (iii) the Company Board shall have determined in good faith, based on the advice of its outside legal counsel, that the failure to withdraw, amend or modify its recommendation or to approve or recommend or enter into such Superior Transaction would constitute a breach of the Company Board's fiduciary duties under applicable law; and (iv) the Company shall have notified Parent of such Superior Transaction proposal at least three Business Days in advance of such action. No action by the Company Board permitted by the preceding sentence (each, a "Permitted Action") shall constitute a breach of this Agreement by the Company.

     (b) Notwithstanding the preceding paragraph or any other provision of this Agreement, in the event Merger Sub owns 90% or more of the outstanding shares of each class of the capital stock of the Company following expiration of the Offer, the Company shall not be required to call the Company Stockholder

Meeting or to file or mail the Proxy Statement, and the parties hereto shall, at the request of Parent and subject to Article VIII, take all necessary and appropriate action to cause the Merger to become effective as soon as practicable following such expiration without a meeting of stockholders of the Company in accordance with Section 253 of the DGCL.

     (c) If required by applicable law, as soon as practicable following Parent's request, the Company shall file with the SEC under the Exchange Act and the rules and regulations promulgated thereunder, and shall use its reasonable best efforts to have cleared by the SEC, the Proxy Statement with respect to the Company Stockholder Meeting. Parent, Purchaser and the Company will cooperate with each other in the preparation of the Proxy Statement. Without limiting the generality of the foregoing, each of Parent and Purchaser will furnish to the Company the information relating to it required by the Exchange Act and the rules and regulations promulgated thereunder to be set forth in the Proxy Statement. The Company agrees to use its reasonable best efforts, after consultation with the other parties hereto, to respond promptly to any comments made by the SEC with respect to the Proxy Statement and any preliminary version thereof filed by it and cause such Proxy Statement to be mailed to the Company's stockholders at the earliest practicable time.

     SECTION 7.2. Access to Information; Confidentiality.

     (a) From the date hereof to the Effective Time, the Company shall, and shall cause its Subsidiaries, officers, directors, employees, auditors and other agents, upon reasonable notice, to afford the officers, employees, auditors and other agents of Parent reasonable access during normal business hours to its officers, employees, agents, properties, offices, plants and other facilities and to all books and records, and shall furnish Parent with all financial, operating and other data and information as Parent through its officers, employees or agents may from time to time reasonably request; provided, however, that, prior to the acceptance for payment of the Minimum Shares pursuant to the Offer, the foregoing shall not require the Company to permit any inspection, or to disclose any information, that in the reasonable judgment of the Company (i) would result in the disclosure of any trade secrets of third parties or violate any of its obligations with respect to confidentiality if the Company shall have used all reasonable efforts to obtain the consent of such third party to such inspection or disclosure, (ii) relates to Alternative Transactions to the extent that any confidentiality agreement in existence on the date hereof with the Company prohibits the Company from making such books, records and other information available to Parent or (iii) which is subject to an attorney-client privilege or which constitutes attorney work product; and provided further that, prior to the acceptance for payment of the Minimum Shares pursuant to the Offer, the Company may provide information which is of a sensitive competitive nature in a form which minimizes the potential detriment to the Company from such disclosure while addressing the legitimate business objectives of Parent in seeking such information.

     (b) Each of the Company and Parent will hold, and will cause its directors, officers, employees, agents, advisers (including, without limitation, counsel and auditors) and controlling persons to hold, any such information which is nonpublic in confidence on the same terms and conditions as set forth in the letter dated August 25, 1998, as amended from time to time, between the Company and Parent (the "Confidentiality Agreement"). Each of the Company and the Parent agree that the Confidentiality Agreement shall terminate immediately upon the Effective Time. Each of the Company and Parent further agree that upon the execution of this Agreement, (i) the fourth full paragraph of the Confidentiality Agreement shall be superseded by Section 7.9 hereof, (ii) the fourth sentence of the tenth full paragraph of the Confidentiality Agreement shall be deemed to have been deleted and (iii) except for clause (ii)(b) thereof, the eighth full paragraph of the Confidentiality Agreement shall be deemed to have been deleted. Furthermore, in the event this Agreement is terminated pursuant to Section 9.1(c)(ii), 9.1(d)(i) or 9.1(d)(iii) in a circumstance where a Termination Fee may be payable pursuant to Section 9.3(b) or Section 9.1(e) or 9.1(f) in a circumstance where a Termination Fee is payable, the seventh full paragraph of the Confidentiality Agreement shall be deemed deleted.

     (c) No investigation pursuant to this Section 7.2 shall affect any representations or warranties of the parties herein or the conditions to the obligations of the parties hereto.

     (d) In order to facilitate an orderly transition of the business of the Company to a wholly-owned subsidiary of Parent and to permit the coordination of their related operations on a timely basis, the Company shall, to the extent reasonably practical and permitted by applicable law, consult with Parent on significant strategic and financial and operational matters, including, without limitation, retail operations, store openings, closings and remodelings, marketing, advertising and personnel.

     SECTION 7.3. No Solicitation of Transactions. The Company shall, and shall cause its Subsidiaries and their respective officers, directors, employees, and representatives and agents engaged by the Company in connection with the transactions contemplated hereby to, immediately cease any existing discussions or negotiations, if any, with any parties conducted heretofore with respect to any Alternative Transaction. Neither the Company or any of its Subsidiaries, nor any of its or their respective officers, directors, employees or representatives and agents engaged by the Company in connection with the transactions contemplated hereby, shall, directly or indirectly, solicit, initiate, facilitate or encourage the making of any proposal for an Alternative Transaction, participate in discussions or negotiations with, or provide any information to, any Person or group (other than Parent and Merger Sub or any designees of Parent or Merger Sub) concerning an Alternative Transaction or grant any waiver or release under any standstill or similar agreement with respect to any class of equity securities of the Company and its Subsidiaries; provided that the Company (and its Subsidiaries and its and their respective officers, directors, employees, representatives or agents) may, prior to the acceptance for payment of the Minimum Shares pursuant to the Offer, participate in negotiations or discussions with, and provide information to, any Person concerning an Alternative Transaction not solicited after the date hereof which is submitted in writing by such Person to the Company Board after the date of this Agreement if the Company Board, in its good faith judgment, believes that such Alternative Transaction could reasonably be expected to result in a Superior Transaction and the Company Board determines in good faith, based on the advice of outside legal counsel, that the failure to participate in such discussions or negotiations or to furnish such information would constitute a breach of the Company Board's fiduciary duties under applicable law; provided, however, that prior to participating in any such discussions or negotiations or furnishing any information, the Company receives from such third party an executed confidentiality agreement on terms at least as favorable to the Company, in all material respects, as those contained in the Confidentiality Agreement, and provided further that the Company provides prompt notice to Parent to the effect that it is furnishing information to, or entering into discussions or negotiations with, a third party. Nothing contained in this
Section 7.3 shall prohibit the Company Board from complying with Rule 14e-2 promulgated under the Exchange Act with regard to a tender or exchange offer. The Company shall notify Parent promptly if it receives any unsolicited proposal concerning an Alternative Transaction, the identity of the person making any such proposal and all the terms and conditions thereof and shall advise Parent periodically of all material developments relating thereto.

     SECTION 7.4. Parent Vote. Parent shall vote all shares of Common Stock and all proxies it holds in favor of the Merger. After the date hereof and prior to the expiration of the Offer, Parent shall not purchase, offer to purchase, or enter into any contract, agreement or understanding regarding the purchase of shares of Common Stock, except pursuant to the terms of the Offer and the Merger.

     SECTION 7.5. Employee Benefits Matters. Commencing on the consummation of the Offer and continuing until December 31, 1999, Parent shall cause the Company and the Surviving Corporation to continue to provide to employees of the Company and its Subsidiaries (excluding employees covered by collective bargaining agreements), as a whole, Employee Benefits which, in the aggregate, are no less favorable to such employees than the Employee Benefits provided to such employees as of the date hereof. Parent and the Company agree that the Company and the Surviving Corporation shall pay promptly or provide when due all compensation and benefits required to be paid pursuant to the terms of any Employee Plan or any individual agreement with any employee, former employee, director or former director in effect and disclosed to Parent as of the date hereof. For all Employee Benefits (including, without limitation, Employee Plans and other programs of Parent and its affiliates after the Effective Time), all service with the Company or any of its Subsidiaries prior to the Effective Time of employees (excluding employees covered by collective bargaining agreements) shall be treated as service with Parent and its affiliates for eligibility and vesting purposes and for benefit accruals for purposes of severance and vacation pay to the same extent that such service is taken into account by the Company and its Subsidiaries as of the date hereof, except to the extent such treatment will result in duplication of benefits. From and after the Effective Time, Parent shall, and shall cause the Surviving

Corporation to, (i) cause any pre-existing condition or limitation and any eligibility waiting periods (to the extent such conditions, limitations or waiting periods did not apply to the employees of the Company under the Employee Plans in existence as of the date hereof) under any group health plans of Parent or any of its Subsidiaries to be waived with respect to employees of the Company and their eligible dependents and (ii) give each employee of the Company credit for the plan year in which the Effective Time occurs toward applicable deductions and annual out-of-pocket limits for expenses incurred prior to the Effective Time (or such later date on which participation commences) during the applicable plan year. "Employee Benefits" shall mean the following benefits: any medical, health, dental, life insurance, long-term disability, severance, pension, Section 401(k), retirement or savings plan, policy or arrangement, including those such plans for which coverage is generally limited to officers or a select group of highly compensated employees of the Company or any of its Subsidiaries. Nothing herein shall require the continued employment of any person or prevent the Company or any of its Subsidiaries and/or the Surviving Corporation from taking any action or refraining from taking any action which the Company or any of its Subsidiaries could take or refrain from taking prior to or after the Effective Time, including, without limitation, any action the Company or any of its Subsidiaries or the Surviving Corporation could take to terminate any plan under its terms as in effect as of the date hereof.

     SECTION 7.6. Directors' and Officers' Indemnification; Insurance.

     (a) From and after the Effective Time, Parent shall cause the Surviving Corporation to indemnify and hold harmless each person who is now, or has been at any time prior to the date hereof, an officer or director of the Company or any of its Subsidiaries (the "Indemnified Parties") against any losses, claims, damages, judgments, settlements, liabilities, costs or expenses (including without limitation reasonable attorneys' fees and out-of-pocket expenses) incurred in connection with any claim, action, suit, proceeding or investigation arising out of or pertaining to acts or omissions, or alleged acts or omissions, by them in their capacities as such occurring at or prior to the Effective Time (including, without limitation, in connection with the Offer, the Merger and the other transactions contemplated by this Agreement), to the fullest extent that the Company or such Subsidiaries would have been permitted, under applicable law and the Certificate of Incorporation or Bylaws of the Company or the organizational documents of such Subsidiaries each as in effect on the date of this Agreement. In connection with the foregoing, Parent shall cause the Surviving Corporation to advance expenses as incurred to the fullest extent permitted under applicable law upon receipt from the Indemnified Party to whom expenses are advanced of a written undertaking to repay such advances as contemplated by Section 145(e) of the DGCL). Parent shall cause the Surviving Corporation to pay all reasonable expenses, including reasonable attorneys' fees, that may be incurred by any Indemnified Party in enforcing this Section
7.6. If the indemnity provided by this Section 7.6(a) is not available with respect to any Indemnified Party, then Parent shall cause the Surviving Corporation, on the one hand, and the Indemnified Party, on the other hand, to contribute to the amount payable in such proportion as is appropriate to reflect relative faults and benefits. If the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving person or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of the Surviving Corporation assume the obligations set forth in this Section 7.6. The parties acknowledge and agree that to the extent that the Surviving Corporation fails to comply with its indemnification obligations pursuant to this Section 7.6, Parent shall indemnify and hold harmless each of the Indemnified Parties to the same extent as the Surviving Corporation was required to indemnify such Indemnified Parties hereunder.

     (b) In any event of any such claim, action, suit, proceeding or investigation, (i) any Indemnified Party wishing to claim indemnification under this Section 7.6 shall, upon becoming aware of any such claim, action, suit, proceeding or investigation, promptly notify the Surviving Corporation thereof (provided that the failure to provide such notice shall not relieve the Parent or the Surviving Corporation of any liability or obligation it may have to such Indemnified Party under this Section 7.6 unless such failure materially prejudices Parent or the Surviving Corporation), and shall deliver to Parent and the Surviving Corporation the undertaking contemplated by Section 145(e) of the DGCL, (ii) Parent shall cause the Surviving Corporation to pay the reasonable fees and expenses of counsel selected by the Indemnified Parties, which counsel shall be reasonably acceptable to Parent and the Surviving Corporation, (iii) Parent and the Surviving Corporation shall cooperate in the defense of any such matter; provided, however, that neither Parent nor the Surviving Corporation shall be liable for any settlement effected without its prior written consent (which consent shall not be unreasonably withheld); and provided further, that neither Parent nor the Surviving Corporation shall be liable under this Section 7.6 for the fees and expenses of more than one counsel for all Indemnified Parties in any single claim, action, suit, proceeding or investigation, except to the extent that, in the opinion of counsel for the Indemnified Parties, two or more of such Indemnified Parties have conflicting interests in the outcome of such claim, action, suit, proceeding or investigation such that additional counsel is required to be retained by such Indemnified Parties under applicable standards of professional conduct.

     (c) Unless otherwise required by law, (i) at the Effective Time, the Certificate of Incorporation and Bylaws of the Surviving Corporation shall contain provisions providing for exculpation of director and officer liability and indemnification by the Surviving Corporation of the Indemnified Parties not less favorable to the Indemnified Parties than those provisions providing for exculpation of director and officer liability and indemnification by the Company of the Indemnified Parties contained in the Certificate of Incorporation and Bylaws of the Company as in effect on the date of this Agreement, and (ii) for a period of six years from the Effective Time, the Surviving Corporation and the Company's Subsidiaries shall not amend, repeal or modify any such provisions contained in their respective certificates of incorporation and bylaws, or other organizational documents of such Subsidiaries, to reduce or adversely affect the rights of the Indemnified Parties thereunder in respect of actions or omissions by them occurring at or prior to the Effective Time.

     (d) Parent shall cause the Surviving Corporation to purchase a four-year extended reporting period endorsement ("reporting tail coverage") under the Company's existing directors' and officers' liability insurance coverage (or as much coverage as can be obtained for a total not in excess of 175% of the Current Premium), provided that such reporting tail coverage shall extend the director and officer liability coverage in force as of the date hereof from the Effective Time on terms, that in all material respects, are no less advantageous to the intended beneficiaries thereof than the existing officers' and directors' liability insurance. "Current Premium" shall mean the last annual premium paid prior to the date hereof for the existing officers' and directors' liability insurance, which the Company represents and warrants to be $445,500.

     (e) This covenant is intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties and their respective heirs and legal representatives.

     SECTION 7.7. Notification of Certain Matters. The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of (i) the occurrence or non-occurrence of any event the occurrence or non-occurrence of which would be likely to cause any representation or warranty contained in this Agreement to be untrue or inaccurate and (ii) any failure of the Company, Parent or Merger Sub, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 7.7 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

     SECTION 7.8. Further Action. Upon the terms and subject to the conditions hereof, each of the parties hereto shall use its reasonable best efforts to take, or cause to be taken, all appropriate action, and to do or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including, without limitation, (i) cooperating in the Offer and the preparation and filing of the Proxy Statement, required filings under the HSR Act (no later than the fifth Business Day after the date of this Agreement) and any amendments to the foregoing, (ii) using its reasonable best efforts to make promptly all required regulatory filings and applications and to obtain all licenses, permits, consents, approvals, authorizations, qualifications and orders of governmental authorities and parties to contracts with the Company and its Subsidiaries as are necessary for the consummation of the transactions contemplated by this Agreement and to fulfill the conditions to the Offer and the Merger, (iii) cooperating in all respects with each other in connection with obtaining antitrust clearance and with any investigation or other inquiry, including any proceeding initiated by a private party, in connection with the transactions pursuant hereto, and (iv) keeping the other party informed in all material respects of any material communication received by such party from, or given by such party to, the FTC, the Antitrust Division of the Department of Justice ("DOJ") or any other governmental authority and of any material communication received or given in connection with any proceeding by a private party, in each case regarding any of the transactions contemplated hereby. The Company and Parent each shall keep the other apprised of the status of matters relating to completion of the transactions contemplated hereby, including promptly furnishing the other with copies of notices or other communications received by Parent or the Company, as the case may be, or any of their Subsidiaries, from any governmental authority with respect to the Offer or the Merger or any of the other transactions contemplated by this Agreement. The parties hereto will consult and cooperate with one another, and consider in good faith the views of one another in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto in connection with proceedings under or relating to the HSR Act or any other antitrust law. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each party to this Agreement shall use their reasonable best efforts to take all such necessary action. Notwithstanding the foregoing, nothing in this Section 7.8 shall require, or be construed to require, Parent or the Company, in connection with the receipt of any regulatory approval, to proffer or agree (i) to sell or hold separate or agree to sell, divert or discontinue or to limit, before or after the Effective Time any assets, businesses or interest in any assets or businesses of Parent, the Company or any of their respective affiliates (or to consent to any sale or agreement to sell or discontinuance or limitation by Parent or the Company, as the case may be, of any of its assets or business) or
(ii) to agree to any conditions relating to, or changes or restriction in, the operations of any such asset or business which, in either case, is reasonably likely to materially and adversely impact the economic or business benefits to such party of the transactions contemplated by this Agreement. In furtherance and not in limitation of the covenants of the parties contained in this Section 7.8, if any administrative or judicial action or proceeding, including any proceeding by a private party, is instituted (or threatened to be instituted) challenging any transaction contemplated by this Agreement as violative of any antitrust law, each of the parties shall cooperate in all respects with each other and use its reasonable best efforts to contest and resist any such action or proceeding, and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts, and to resolve any challenge or objection raised by any governmental authority or private party.

     SECTION 7.9. Public Announcements. The initial press release shall be a joint press release and thereafter Parent and the Company shall consult with each other before issuing any press release or otherwise making any public statements with respect to the Offer or the Merger and shall not issue any such press release or make any such public statement prior to such consultation, except as may, upon the advice of outside legal counsel, be required by law or any listing agreement with its securities exchange.

     SECTION 7.10. Stock Exchange De-Listing. The Surviving Corporation shall use its best efforts to cause the Voting Common Stock to be de-listed from the NYSE and the Chicago Stock Exchange and de-registered under the Exchange Act as soon as practicable following the Effective Time.

     SECTION 7.11. Acceleration of Outstanding Indebtedness. If, after the Offer Consummation Date, any obligation of the Company or any of its Subsidiaries for borrowed money outstanding is accelerated or the Company or any such Subsidiary is otherwise required to repurchase, repay or prepay any such obligation, Parent agrees, within the time period specified in the contract governing such obligation, to loan to the Company an amount equal to the amount which the Company or any such Subsidiary is required to so repurchase, repay or prepay (including any related prepayment premiums or penalties). The Company shall use its best efforts prior to the acceptance for payment of the Minimum Shares in the Offer to seek a waiver of any default under any obligation that would otherwise be accelerated upon the purchase of such Minimum Shares, such waiver to be effective until no earlier than the Effective Time; provided, however, that the Company shall not make any significant payments in connection therewith without Parent's prior written consent. Upon the reasonable request of Parent (which shall not, prior to the Offer Consummation Date, require the Company to expend any money), the Company will cooperate with Parent with respect to any negotiations with lenders under the Company's credit facilities.

     SECTION 7.12. Transfer Taxes. The Company or the Surviving Corporation shall pay all state or local real property transfer, real estate excise, gains or similar Taxes, if any, of the Company (collectively, the "Transfer Taxes"), attributable to the transfer of a controlling interest in the Company or the beneficial ownership of real property or interests therein and any penalties or interest with respect thereto, payable in connection with the consummation of the Offer or the Merger. The Company shall cooperate with Parent in the filing of any returns with respect to the Transfer Taxes, including supplying in a timely manner a complete list of all real property or interests therein held by the Company and its Subsidiaries and any information with respect to such properties that is reasonably necessary to complete such returns.

     SECTION 7.13. Shareholder Litigation. The Company and Parent agree that in connection with any litigation which may be brought against the Company or its directors or officers relating to the transactions contemplated hereby, the Company will keep Parent, and any counsel which Parent may retain at its own expense, informed of the course of such litigation, to the extent Parent is not otherwise a party thereto, and the Company agrees that it will consult with Parent prior to entering into any settlement or compromise of any such shareholder litigation; provided, that, no such settlement or compromise will be entered into without Parent's prior written consent, which consent shall not be unreasonably withheld.

     SECTION 7.14. Treatment of Management Agreement. At the earlier of the Offer Consummation Date and the Effective Time, Parent will cause (a) the Management Agreement to be terminated and (b) the Company to make a termination payment to Yucaipa pursuant to Section 8.3 of the Management Agreement.

     SECTION 7.15. Treatment of Yucaipa Warrant. At the earlier of the Offer Consummation Date and the Effective Time, Parent or Merger Sub shall purchase from Yucaipa the Yucaipa Warrant for an amount equal to the product of (i) the difference between the Price Per Share and the per share exercise price thereof ($20.73 as of the date hereof) multiplied by (ii) the number of shares of Common Stock underlying the Yucaipa Warrant (3,874,492 as of the date hereof). Upon the purchase of the Yucaipa Warrant and payment of the purchase price therefor in accordance with the provisions of this Section 7.15, Yucaipa shall cease to have any rights with respect to the Yucaipa Warrant.

                                 ARTICLE VIII.

                              CONDITIONS OF MERGER

     The respective obligations of each party to effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of the following conditions:

          (a) this Agreement shall have been approved by the affirmative vote of the holders of a majority of the outstanding shares of Voting Common Stock, unless Merger Sub shall have acquired 90% or more of the outstanding shares of each class of the capital stock of the Company;

          (b) no statute, rule, regulation, executive order, decree, ruling, injunction or other order (whether temporary, preliminary or permanent) shall have been enacted, entered, promulgated or enforced by any court or governmental authority of competent jurisdiction which prohibits, restrains, enjoins or restricts the consummation of the Merger; provided, however, that the parties shall use their reasonable best efforts to cause any such decree, ruling, injunction or other order to be vacated or lifted;

          (c) any waiting period applicable to the Offer and the Merger under the HSR Act shall have terminated or expired; and

          (d) Merger Sub shall have (i) commenced the Offer pursuant to Article II hereof and (ii) purchased, pursuant to the terms and conditions of such Offer, all shares of Common Stock duly tendered and not withdrawn; provided, however, that neither Parent nor Merger Sub shall be entitled to rely on the condition in clause (ii) above if either of them shall have failed to purchase shares of Common Stock pursuant to the Offer in breach of their obligations under this Agreement.

                                  ARTICLE IX.

                       TERMINATION, AMENDMENT AND WAIVER

     SECTION 9.1. Termination. This Agreement may be terminated and the Merger contemplated hereby may be abandoned at any time prior to the Effective Date, whether before or after approval of matters presented in connection with the Merger by the stockholders of the Company:

          (a) by mutual written consent of Parent and the Company as duly authorized by their respective Boards of Directors;

          (b) by the Company, if Merger Sub shall have failed to commence the Offer within the five-Business Day period specified in Section 2.1(a);

          (c) (i) by the Company, if Parent or Merger Sub breaches any of their respective representations, warranties, covenants or agreements contained in this Agreement (without regard to any materiality or Material Adverse Effect qualifier) which is reasonably likely to materially adversely affect Parent's or Merger Sub's ability to consummate the Offer or the Merger and, with respect to any such breach that is reasonably capable of being remedied, the breach is not remedied within ten Business Days after the Company has furnished Parent or Merger Sub with written notice of such breach or (ii) by Parent, prior to the acceptance for payment of the Minimum Shares pursuant to the Offer, if the Company breaches any of its representations, warranties, covenants or agreements contained in this Agreement (without regard to any materiality or Material Adverse Effect qualifier) which is reasonably likely to have a Material Adverse Effect and, with respect to any such breach that is reasonably capable of being remedied, the breach is not remedied within ten Business Days after Parent has furnished the Company with written notice of such breach;

          (d) by Parent or the Company:

             (i) if the Effective Time shall not have occurred on or before the Outside Date (provided that the right to terminate this Agreement pursuant to this clause (i) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before such date);

             (ii) if there shall be any statute, law, rule or regulation that makes consummation of the Offer or the Merger illegal or prohibited or if any court of competent jurisdiction or other governmental authority shall have issued an order, judgment, decree or ruling, or taken any other action restraining, enjoining, or otherwise prohibiting the Offer or the Merger or prohibiting Parent from acquiring or holding or exercising rights of ownership of the Company Stock and such order, judgment, decree, ruling or other action shall have become final and non-appealable; or

             (iii) if the Offer terminates or expires on account of the failure of any condition specified in Annex A without Merger Sub having purchased any shares of Common Stock thereunder (provided that the right to terminate this Agreement pursuant to this clause (iii) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of any such condition);

          (e) by Parent, prior to the acceptance for payment of the Minimum Shares pursuant to the Offer, if (i) the Company Board withdraws, amends or modifies its approval or recommendation of this Agreement and the transactions contemplated hereby (or publicly announces its intention to do so) in a manner adverse to Parent or (ii) the Company approves, recommends or enters into an agreement with respect to, or consummates, an Alternative Transaction; or

          (f) by the Company, prior to the acceptance for payment of the Minimum Shares pursuant to the Offer, if the Company Board shall have taken any Permitted Action in accordance with the provisions of Section 7.1(a); provided that such termination under this Section 9.1(f) shall not be effective until the Company has made payment of the full Termination Fee and Expenses required by Section 9.3.

     SECTION 9.2. Effect of Termination. In the event of the termination of this Agreement pursuant to Section 9.1, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto except as set forth in Section 9.3 and Section 10.1; provided, however, that nothing herein shall relieve any party from liability for any willful breach hereof.

     SECTION 9.3. Termination Fee and Expenses.

     (a) In the event that this Agreement is terminated by Parent pursuant to
Section 9.1(e) or by the Company pursuant to Section 9.1(f), the Company shall pay to Parent by wire transfer of immediately available funds to an account designated by Parent on the next Business Day following such termination (or, in the case of a termination pursuant to Section 9.1(f), prior to the effectiveness of such termination, except that if documentation is not available, the Company shall be permitted to make payment upon the provision by Parent of such documentation) an amount equal to $36.0 million (the "Termination Fee") plus, no later than two Business Days following the receipt of appropriate documentation, reasonable out-of-pocket expenses of Parent relating to the transactions contemplated by this Agreement (including reasonable fees and expenses of Parent's counsel, accountants and financial advisers ("Expenses"); provided, however, that the Company's reimbursement obligation for all such Expenses shall not exceed $5.0 million.

     (b) If all of the following events have occurred:

          (i) an Alternative Transaction is commenced, publicly disclosed, publicly proposed or otherwise communicated to the Company at any time on or after the date of this Agreement and prior to the acceptance for payment of the Minimum Shares pursuant to the Offer and either (1) Parent or the Company terminates this Agreement pursuant to Section 9.1(d)(i) or (2) the Company terminates this Agreement pursuant to Section 9.1(d)(iii) or (3) Parent terminates this Agreement pursuant to Section 9.1(c)(ii); and

          (ii) thereafter, within 12 months of the date of termination, the Company (A) enters into a definitive agreement with respect to, or consummates, the Alternative Transaction described in clause (i) above or
     (B) consummates a Superior Proposal (whether or not such Superior Proposal was commenced, publicly disclosed, publicly proposed or otherwise communicated to the Company prior to such termination);

then, the Company shall pay to Parent an amount equal to the Termination Fee plus Expenses (i) if payable pursuant to Section 9.3(b)(ii)(A), concurrently with the execution of such definitive agreement or (ii) if payable pursuant to
Section 9.3(b)(ii)(B), concurrently with the consummation of such Superior Proposal.

     (c) The Surviving Corporation shall pay all charges and expenses, including those of the Paying Agent, in connection with the transactions contemplated in
Article III. Except as otherwise specifically provided herein, each party shall bear its own expenses in connection with this Agreement and the transactions contemplated hereby.

     (d) Notwithstanding the foregoing, in no event shall the Company be obligated to pay more than one Termination Fee or more than $5.0 million in Expenses with respect to all such occurrences.

     SECTION 9.4. Amendment. This Agreement may be amended by the parties hereto by action taken by or on behalf of their respective Boards of Directors at any time before or after any required approval of matters presented in connection with the Merger by the stockholders of the Company; provided, however, that after any such approval, there shall be made no amendment that by law requires further approval by such stockholders without the further approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

     SECTION 9.5. Waiver. At any time prior to the Closing Date, any party hereto may (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

                                   ARTICLE X.

                               GENERAL PROVISIONS

     SECTION 10.1. Non-Survival of Representations, Warranties and
Agreements. The representations, warranties and agreements in this Agreement shall terminate at the Effective Time or upon the termination of this Agreement pursuant to Section 9.1, as the case may be, except that the agreements set forth in Article III and Section 7.5 and Section 7.6 shall survive the Effective Time and those set forth in Section 7.2(b), Section 9.2 and Section 9.3 and the Confidentiality Agreement in accordance with its terms shall survive termination of this Agreement.

     SECTION 10.2. Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by telecopy, overnight courier or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified by like notice):

          if to Parent or Merger Sub:
           Safeway Inc.
           5918 Stoneridge Mall Road
           Pleasanton, California 94588-3229
           Attention: Michael C. Ross
           Fax: (925) 467-3231

        with an additional copy to:
           Simpson Thacher & Bartlett
           425 Lexington Avenue
           New York, NY 10017
           Attention: Charles I. Cogut, Esq.
           Fax: : (212) 455-2502

        if to the Company:
           Dominick's Supermarkets, Inc.
           505 Railroad Avenue
           Northlake, Illinois 60164-1696
           Attention: Robert A. Mariano
           Fax: : (708) 409-3886

        with a copy to:
           Latham & Watkins
           633 West Fifth Street, Suite 4000
           Los Angeles, California 90071
           Attention: Thomas C. Sadler, Esq.
           Fax: (213) 891-8763

        and
           The Yucaipa Companies LLC
           10000 Santa Monica Boulevard, Fifth Floor
           Los Angeles, California 90067
           Attention: Ronald W. Burkle
           Fax: (310) 789-7201

     SECTION 10.3. Severability. If any term or other provision of this agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

     SECTION 10.4. Entire Agreement; Assignment. This Agreement and the Stockholders Agreement, together with the Confidentiality Agreement, constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof. This Agreement shall not be assigned by any party hereto without the prior written consent of the other parties, by operation of law or otherwise, except that Parent and Purchaser may assign all or any of their respective rights and obligations hereunder to any direct or indirect wholly-owned Subsidiary or Subsidiaries of Parent, provided that no such assignment shall relieve the assigning party of its obligations hereunder if such assignee does not perform such obligations. Any attempted assignment which does not comply with the provisions of this Section 10.4 shall be null and void ab initio.

     SECTION 10.5. Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and, except as provided in the following sentence, nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement. The parties hereto expressly intend the provisions of Sections 3.8 and 7.6 to confer a benefit upon and be enforceable by, as third party beneficiaries of this Agreement, the third persons referred to in, or intended to be benefited by, such provisions.

     SECTION 10.6. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without reference to the conflict of laws principles thereof.

     SECTION 10.7. Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

     SECTION 10.8. Specific Performance. Each of the parties hereto acknowledges and agrees that the other parties hereto would be irreparably damaged in the event any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, each of the parties hereto agrees that they each shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and conditions hereof in any action instituted in any court of the United States or any state having competent jurisdiction, in addition to any other remedy to which such party may be entitled, at law or in equity.

     SECTION 10.9. Parent Guarantee. Parent hereby guarantees the due performance of any and all obligations and liabilities of Merger Sub under or arising out of this Agreement and the transactions contemplated hereby.

     SECTION 10.10. Counterparts. This Agreement may be executed in two or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

     IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

                                          SAFEWAY INC.

                                          By:     /s/ MICHAEL C. ROSS
                                          --------------------------------------
                                          Name: Michael C. Ross
                                          Title: Senior Vice President and
                                          General Counsel

                                          WINDY CITY ACQUISITION CORP.

                                          By:     /s/ MICHAEL C. ROSS
                                          --------------------------------------
                                          Name: Michael C. Ross
                                          Title: Senior Vice President and
                                          General Counsel

                                          DOMINICK'S SUPERMARKETS, INC.

                                          By:    /s/ ROBERT A. MARIANO

                                          --------------------------------------
                                          Name: Robert A. Mariano
                                          Title: President and Chief Executive
                                          Officer

                                    ANNEX A

                            CONDITIONS TO THE OFFER

     The Offer shall be conditioned upon at least that number of shares of Common Stock equivalent to a majority of the total issued and outstanding shares (on a fully diluted basis, without giving effect to the shares issuable upon the exercise of the Yucaipa Warrant) of Common Stock on the date such shares are purchased pursuant to the Offer (the "Minimum Shares") being validly tendered and not withdrawn prior to the date which is 20 Business Days following the commencement of the Offer in accordance with the terms hereof or such later date as the Offer may be extended by an amendment to this Agreement in accordance with the provisions of Section 9.4 or as provided in Section 2.1(b). Moreover, notwithstanding any other provision of the Offer, and subject to the terms and conditions of the Agreement, Merger Sub shall not be obligated to accept for payment any shares of Common Stock until expiration of all applicable waiting periods under the HSR Act, and Merger Sub shall not be required to accept for payment, purchase or pay for, and may delay the acceptance for payment of or payment for, any shares of Common Stock tendered in the Offer, or if the Minimum Shares shall not have been validly tendered pursuant to the Offer and not withdrawn, may terminate or amend the Offer, subject to the terms and conditions of the Agreement and Merger Sub's obligation to extend the Offer pursuant to
Section 2.1(b) if, prior to the time of acceptance for payment of any such shares of Common Stock (whether or not any other shares of Common Stock have theretofore been accepted for payment or paid for pursuant to the Offer), any of the following shall occur and remain in effect:

          (a) a United States or state governmental authority or other agency or commission or United States or state court of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, injunction or other order which is in effect and has the effect of making the acquisition of Common Stock by Merger Sub illegal or prohibits or imposes material limitations on the ability of Merger Sub to acquire shares of Common Stock or otherwise prohibiting (directly or indirectly) consummation of the transactions contemplated by this Agreement or prohibits or imposes material limitations on the ability of Parent to own or operate all or a material portion of the Company's and its Subsidiaries' businesses or assets, taken as a whole, subject to Parent's and Merger Sub's obligations pursuant to Sections 2.1(b) and 7.8 of the Agreement and Parent's agreement not to terminate the Offer as long as any such injunction or order has not become final and non-appealable;

          (b) either (i) any of the representations or warranties of the Company in the Agreement (without giving effect to any materiality or Material Adverse Effect qualifier therein) shall not be true and correct which inaccuracy, singly or in the aggregate, would have or be reasonably likely to have a Material Adverse Effect and which are not reasonably capable of being cured by the Company or have not been cured within 10 Business Days after the giving of written notice to the Company, in each case as if such representations or warranties were made as of such time (unless a representation speaks as of an earlier date, in which case it shall be deemed to have been made as of such earlier date); or (ii) the Company shall have failed to perform any obligation or to comply with any agreement or covenant of the Company to be performed or complied with by it under the Agreement, which failure, singly or in the aggregate, would have or be reasonably likely to have a Material Adverse Effect and is not reasonably capable of being cured by the Company or has not been cured within 10 Business Days after the giving of written notice to the Company; and an officer of the Company shall not have provided a certificate to the effect that the conditions set forth in clauses (i) and (ii) have not occurred on the date shares of Common Stock are to be accepted for payment pursuant to the Offer;

          (c) (i) the Company Board (A) shall have amended, modified or withdrawn in a manner adverse to Parent its approval or recommendation of this Agreement, the Offer, the Merger or any of the transactions contemplated thereby or (B) shall have endorsed, approved or recommended any Alternative Transaction or (ii) the Company shall have entered into any agreement with respect to any Alternative Transaction;

          (d) any person or group (as defined in Section 13(d)(3) of the Exchange Act), other than Parent or Merger Sub or any of their respective subsidiaries or affiliates, shall have become the beneficial owner

                                    ANNEX A-1

     (as defined in Rule 13d-3 promulgated under the Exchange Act) of more than 25% of the outstanding shares of Common Stock (either on a primary or a fully diluted basis, without giving effect to the shares issuable upon the exercise of the Yucaipa Warrant); provided, however, that this provision shall not apply to any person or group that beneficially owns shares of Common Stock on the date hereof so long as such person or group does not further increase its beneficial ownership beyond the number of shares of Common Stock such person or group beneficially owns on the date of the Agreement;

          (e) the Agreement shall have been terminated by the Company or Parent pursuant to its terms;

          (f) there shall have occurred and be continuing (i) any general suspension of, or limitation on prices for, trading in securities on the NYSE (excluding suspensions or limitations (x) resulting solely from physical damage or interference with such exchanges not related to market conditions or (y) triggered on the NYSE by price fluctuations on a trading day), (ii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, (iii) any limitation by any United States governmental authority on the extension of credit generally by banks or other financial institutions; (iv) a commencement of war or material armed hostilities or other national calamity directly involving the United States which could reasonably be expected to materially adversely affect the consummation of the Offer or (v) in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof; or

          (g) there shall have occurred and be continuing any change in the Company's business, operations, condition (financial or otherwise), results of operations, assets or liabilities, except for changes contemplated hereby or changes which are not reasonably likely to have a Material Adverse Effect;

which, in reasonable judgment of Parent and Merger Sub, in any such case, and regardless of the circumstances (including any action or inaction by or giving rise to any such conditions), makes it inadvisable to proceed with the Offer and/or with such acceptance for payment of or payment for shares of Common Stock.

     The foregoing conditions are for the sole benefit of Parent and Merger Sub and may be asserted by Parent and Merger Sub regardless of the circumstances giving rise to such condition or, except for the Minimum Condition, may be waived by Parent and Merger Sub in whole or in part at any time and from time to time. The failure by Parent or Merger Sub at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, the waiver of any such right with respect to particular facts and other circumstances shall not be deemed a waiver with respect to any other facts and circumstances, and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.

                                    ANNEX A-2